UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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V.F. CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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VF CORPORATION

March 21, 2012

Dear Shareholder:

The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 24, 2012, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

At the meeting, shareholders will be asked to vote on (i) the election of four directors; (ii) whether to approve the compensation of named executive officers as disclosed in this proxy statement; (iii) whether to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012; (iv) a shareholder proposal if properly presented to the meeting; and (v) such other matters as may properly come before the meeting.

Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the approval of compensation of named executive officers as disclosed in this proxy statement, FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm and AGAINST the shareholder proposal. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Eric C. Wiseman

Chairman, President and

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD

ON APRIL 24, 2012

This proxy statement and our Annual Report on Form 10-K for 2011 are available at www.edocumentview.com/vfc.

VF CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 24, 2012

March 21, 2012

To the Shareholders of VF CORPORATION:

The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 24, 2012, at 10:30 a.m., for the following purposes:

(1) to elect four directors;

(2) to vote on whether to approve the compensation of named executive officers as disclosed in this proxy statement;

(3) to vote on the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012;

(4) to consider a shareholder proposal if properly presented by the proponent; and

(5) to transact such other business as may properly come before the meeting and any adjournments thereof.

A copy of VF’s Annual Report on Form 10-K for 2011 is enclosed for your information.

Only shareholders of record as of the close of business on March 6, 2012 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings

Vice President — Administration,

General Counsel and Secretary

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through

our toll-free telephone number, or by signing, dating and

promptly returning your proxy in the enclosed envelope.

VF CORPORATION

PROXY STATEMENT

For the 2012 Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April  24, 2012 and any adjournments of the meeting (the “Meeting”).

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, holders of VF Common Stock will vote on the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of four directors, approval of compensation of named executive officers as disclosed in this proxy statement, the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012, a shareholder proposal if properly presented to the Meeting and transaction of such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting?

Only shareholders of record on March 6, 2012, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote on each matter considered at the Meeting.

How do shareholders vote?

Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

There are three ways to vote by proxy:

1) BY INTERNET:    Visit the web site www.envisionreports.com/vfc. To vote your shares, you must have your proxy/voting instruction card in hand. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2012;

2) BY TELEPHONE:    Call toll-free 1-800-652-VOTE (1-800-652-8683). Shareholders outside of the U.S. and Canada should call 1-781-575-2300. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 23, 2012; or

3) BY MAIL:    Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (U.S. only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?

Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given. At the close of business on March 6, 2012, there were 111,397,807 outstanding shares of Common Stock.

What are the Board’s recommendations?

Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors; FOR the approval of compensation of named executive officers as disclosed in this proxy statement; FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012; and AGAINST approval of the shareholder proposal. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Eric C. Wiseman, Chairman, President and Chief Executive Officer of VF, and Candace S. Cummings, Vice President — Administration, General Counsel and Secretary of VF.

What vote is required to approve each item?

Under our By-Laws and our Corporate Governance Principles, Directors are elected by the affirmative vote of a majority of the votes cast in uncontested elections. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept the resignation. The Board is required to decide whether to accept the resignation. In a contested election, the required vote would be a plurality of votes cast. Full details of this policy are set forth in our Corporate Governance Principles, available on our website, www.vfc.com, under “Policy on Majority Voting.” Approval of the compensation of named executive officers as disclosed in this proxy statement, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012, approval of the shareholder proposal, or approval of any other matter to come before the Meeting require the affirmative vote of a majority of the votes cast on such matter at the Meeting. Withheld votes and abstentions will not be taken into account in determining the outcome of the election of directors, the approval of compensation of named executive officers as disclosed in this proxy statement, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2012, approval of the shareholder proposal or any other matter to come before the Meeting. Under current New York Stock Exchange rules, if the record holder of your shares (usually a bank, broker or other nominee) holds your shares in its name, your record holder is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLC as VF’s independent registered public accounting firm for fiscal year 2012, in its discretion, even if it does not receive voting instructions from you. On all the other items referenced above, your record holder is not permitted to vote your shares without your instructions and such uninstructed shares are considered broker non-votes.

Householding

Under U.S. Securities and Exchange Commission rules, a single set of annual reports and proxy statements may be sent to any household at which two or more VF shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses for VF. Brokers with accountholders who are VF shareholders may be householding our proxy materials. As indicated in the notice previously provided by these brokers to our shareholders, a single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker so that separate copies may be delivered to you. Shareholders who currently receive multiple copies of the annual report and proxy statement at their address who would prefer that their communications be householded should contact their broker.

Other Information

A copy of VF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to shareholders on approximately March 21, 2012.

ITEM NO. 1

ELECTION OF DIRECTORS

VF’s Board of Directors has nominated the four persons named below to serve as directors. M. Rust Sharp, whose term ends at the Meeting, has advised VF that he will not stand for reelection. The Corporation acknowledges the outstanding service rendered by Mr. Sharp during his twenty-eight years on the Board of Directors. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees, subject to any explicit instructions of the shareholder set forth on the proxy/voting instruction card. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 11 of VF’s 12 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and as attached hereto as Appendix A, and the Listing Standards of the New York Stock Exchange, the securities exchange on which VF’s Common Stock is traded.

Name	Principal Occupation	Year in Which Service as a Director Began
To serve until the 2015 Annual Meeting
Robert J. Hurst, 66	Managing Director, Crestview Partners LLC	1994
Laura W. Lang, 56	Chief Executive Officer, Time Inc.	2011
W. Alan McCollough, 62	Retired; former Chairman of the Board, Circuit City Stores, Inc.	2000
Raymond G. Viault, 67	Retired; former Vice Chairman, General Mills, Inc.	2002

Mr. Hurst has been a Managing Director of Crestview Partners LLC, a private equity firm, since 2005. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm, and head or co-head of Investment Banking from 1990 to 1999. Mr. Hurst previously served as a director of Paris Re Holdings Limited, Constellation Energy and The Goldman Sachs Group, Inc. Mr. Hurst is a member of the Executive, Finance and Nominating and Governance Committees of the Board of Directors. Mr. Hurst is qualified to serve on the Board of Directors primarily as a result of his extensive experience as a leader of a major international financial services firm and service on the boards of directors of other public companies.

Laura W. Lang is the Chief Executive Officer of Time Inc., one of the largest branded media companies in the world and a division of Time Warner. Time Inc.’s businesses include

21 magazines, 26 websites, and more than 80 mobile products for brands such as PEOPLE, TIME, InStyle, Sports Illustrated and CNNMoney.com. Ms. Lang was Chief Executive Officer of Digitas Inc., the largest digital agency in the world and a unit of Publicis Groupe S.A., from 2008 until joining Time Inc. in 2012, and held a progression of leadership roles during her 12 years with Digitas Inc. Ms. Lang currently serves on the board of directors of NutriSystem, Inc. and previously served on the board of directors of Benchmark Electronics, Inc. Ms. Lang is a member of the Compensation and Finance Committees of the Board of Directors. Ms. Lang is qualified to serve on the Board of Directors primarily as a result of her leadership experience, digital, social and mobile media expertise and service on the boards of directors of other public companies.

Mr. McCollough served as Chairman of the Board of Circuit City Stores, Inc., a specialty retailer of consumer electronics and related services, from 2002 until June 2006. He was also Chief Executive Officer of the company from June 2000 until his retirement from that position at the end of February 2006, and President of the company from 1997 until 2005. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City and in 2000 he was elected to the company’s board of directors. Mr. McCollough also serves as a director of LA-Z-Boy Incorporated and Goodyear Tire & Rubber Company. Mr. McCollough is a member of the Compensation and Nominating and Governance Committees of the Board of Directors. Mr. McCollough is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded consumer products company, overseeing the chief financial officer of a public company and serving on the boards of directors of other public companies.

Mr. Viault was Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses until his retirement in 2005. Mr. Viault joined General Mills as Vice Chairman in 1996 and also served as chief financial officer of the company for two years. Mr. Viault also serves as a director of Newell Rubbermaid Inc., a consumer products company. He previously served as a director of Safeway Inc. and Cadbury plc. He is a member of the Compensation and Finance Committees of the Board of Directors. Mr. Viault is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large international multi-brand publicly traded consumer products company and serving on the boards of directors of other public companies.

Name	Principal Occupation	Year in Which Service as a Director Began
Directors whose terms expire at the 2014 Annual Meeting
Juan Ernesto de Bedout, 67	Retired; Former Group President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula O. Fairbairn, 69	President and Chief Executive Officer, Fairbairn Group LLC	1994
Eric C. Wiseman, 56	Chairman, President and Chief Executive Officer of VF	2006

Mr. de Bedout served as Group President of Latin American Operations for Kimberly-Clark Corporation, a global health and hygiene company, responsible for business units in Central and South America as well as the Caribbean, from 1999 until his retirement at the end of 2011. He is a member of the Audit and Finance Committees of the Board of Directors. Mr. de Bedout is qualified to serve on the Board of Directors primarily as a result of his experience leading a major international division of a publicly traded multi-brand consumer products company.

Ms. Fairbairn has served as President and Chief Executive Officer, Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President — Human Resources & Quality, American Express Co., a diversified global travel and financial services company, from 1996 until her retirement in 2005. Ms. Fairbairn also serves as a director of Air Products and Chemicals, Inc. and Sunoco, Inc. Previously she served on the boards of directors of Circuit City Stores, Inc. and Centex Corporation. She is a member of the Executive, Compensation and Nominating and Governance Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 51). Ms. Fairbairn is qualified to serve on the Board of Directors primarily as a result of her extensive experience as a leader of a global financial services company, service on other boards of directors, and as a consultant in human resources and executive management compensation for a number of publicly traded companies.

Mr. Wiseman has served as Chairman of the Board of Directors of VF since August 2008, as President of VF since March 2006 and as Chief Executive Officer since January 2008. He served as Chief Operating Officer from March 2006 until January 2008. He was elected a director of VF in October 2006. Mr. Wiseman joined VF in 1995 and has held a progression of leadership roles within and across VF’s coalitions. Mr. Wiseman also serves as a director of CIGNA Corporation and Lowe’s Companies, Inc. Mr. Wiseman serves as an ex officio member of the Finance Committee of the Board of Directors. Mr. Wiseman is qualified to serve on the Board of Directors primarily as a result of his service as Chief Executive Officer of VF and in other leadership roles with VF.

Name	Principal Occupation	Year in Which Service as a Director Began
Directors whose terms expire at the 2013 Annual Meeting
Richard T. Carucci, 54	Chief Financial Officer, Yum! Brands, Inc.	2009
Juliana L. Chugg, 44	Senior Vice President, General Mills, Inc. and President, Meals Division	2009
George Fellows, 69	Retired; former President and Chief Executive Officer, Callaway Golf Company	1997
Clarence Otis, Jr., 55	Chairman and Chief Executive Officer, Darden Restaurants, Inc.	2004

Mr. Carucci is Chief Financial Officer of Yum! Brands, Inc., which operates more than 36,000 restaurants, including brands such as KFC, Pizza Hut and Taco Bell, in more than 110 countries and territories. Since joining Yum! Brands (previously named Tricon Global

Restaurants) in 1997, he held a series of finance positions prior to being appointed Chief Financial Officer in 2005. Mr. Carucci is a member of the Audit and Finance Committees of the Board of Directors. Mr. Carucci is qualified to serve on the Board of Directors primarily as a result of his experience as chief financial officer of a large global multi-brand publicly traded company serving retail consumers.

Ms. Chugg is a Senior Vice President of General Mills, Inc. and President of its Meals Division. She has held a progression of leadership roles with General Mills and Pillsbury since 1996. Ms. Chugg also serves as a director of H.B. Fuller Company. Ms. Chugg previously served as a director of Promina Group Ltd. from April 2003 until July 2004. Ms. Chugg is on the Audit and Nominating and Governance Committees of the Board of Directors. Ms. Chugg is qualified to serve on the Board of Directors primarily as a result of her extensive experience leading a major division of a large publicly traded multi-brand consumer products company and service on other public company boards of directors.

Mr. Fellows was President and Chief Executive Officer of Callaway Golf Company and a member of its Board of Directors from 2005 until his retirement in 2011. Previously, he served as a consultant to Investcorp International, Inc. and other private equity firms from 2000 through July 2005, and as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. Mr. Fellows previously served on the board of directors of Jack in the Box Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors. Mr. Fellows is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading publicly traded consumer products companies and overseeing chief financial officers of public companies.

Mr. Otis is Chairman and Chief Executive Officer of Darden Restaurants, Inc., a large full-service restaurant company that owns and operates 1,800 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. Previously, he served as the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, from December 2002 until December 2004. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002 and Senior Vice President and Chief Financial Officer from 1999 to 2002. Mr. Otis also serves as a director of Verizon Communications, Inc. Previously, he served on the board of directors of the Travelers Companies, Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 51). Mr. Otis is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded multi-brand company serving retail customers, acting as and then supervising the chief financial officer of a public company, and serving on the boards of directors of other public companies.

CORPORATE GOVERNANCE AT VF

As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. During 2011, the independent directors met in executive session without management present seven times. The chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis. In April 2011 Clarence Otis, Jr., Chairman of the Nominating and Governance Committee, was selected by the Board to serve as presiding director until VF’s 2012 Annual Meeting of Shareholders.

Corporate Governance

VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which address a number of other important governance issues such as:

•	qualifications for Board membership;

•	mandatory retirement for Board members at the annual meeting of shareholders following attainment of age 72;

•	a requirement that directors offer to submit their resignation for consideration upon a substantial change in principal occupation or business affiliation;

•	Board leadership;

•	committee responsibilities;

•	Board consideration of majority shareholder votes;

•	authority of the Board to engage outside independent advisors as it deems appropriate;

•	majority voting for directors in uncontested elections;

•	succession planning for the chief executive officer; and

•	annual Board self-evaluation.

In addition, the Board of Directors for many years has had in place formal charters stating the powers and responsibilities of each of its committees.

The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s web site (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420. Anyone wishing to communicate directly with one or more members of the Board of Directors or with the non-management members of the Board of Directors as a group (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chairman of the Nominating and Governance

Committee, c/o the Secretary of VF at the address set forth in the preceding sentence, or call the VF Ethics Helpline at 1-877-285-4152 or send an email message to corpgov@vfc.com. The Secretary forwards all such communications, other than solicitations and frivolous communications, to the Chairman of the Nominating and Governance Committee.

Related Party Transactions

Since the beginning of VF’s last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through VF’s processes for review, approval or ratification of transactions with related persons in which (i) VF was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of the Common Stock of VF, or an immediate family member of any such person. PNC Bank, N.A., which is one of three co-trustees under the Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey (see “Security Ownership of Certain Beneficial Owners and Management” on page 51, reporting beneficial ownership of approximately 19.68% of VF’s outstanding Common Stock by the Trustees), is one of several lenders party to VF’s revolving credit facility. The credit facility was entered in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

The VF Code of Business Conduct prohibits any associate, including officers and directors, of VF from owning any interest in (excluding publicly traded securities) or having any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with VF that might tend to influence a decision with respect to the business of VF. Each of the Chief Executive Officer and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the General Counsel must notify the Nominating and Governance Committee of any such disclosure. Conflicts of interest involving the General Counsel must be disclosed to the Chief Executive Officer, and the Chief Executive Officer must notify the Nominating and Governance Committee of any such disclosure.

In addition, all directors and persons subject to reporting under Section 16 of the Rules and Regulations under the Securities Exchange Act of 1934 are required to disclose any transaction between them, entities they own an interest in, or their immediate family members, and VF (other than transactions available to all employees generally or transactions of less than $100,000 in value) to the General Counsel. The General Counsel presents any items disclosed by any director to the full Board of Directors, and any item disclosed by an officer to the Nominating and Governance Committee.

Board of Directors

In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 12. Eleven of VF’s directors are non-employee directors. The Board considered transactions and relationships between each director and members of his or her immediate family and VF and determined that 11 of VF’s 12 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the New York Stock

Exchange Listing Standards and the categorical standards adopted by the Board that are part of the Corporate Governance Principles and are attached hereto as Appendix A.

The Board determined that Ms. Chugg, Ms. Fairbairn and Ms. Lang and Messrs. Carucci, de Bedout, Fellows, Hurst, McCollough, Otis, Sharp and Viault are independent directors, and that Mr. Wiseman is not an independent director. The Board, in making its determination as to Ms. Fairbairn’s and Mr. Otis’s independence, considered that Ms. Fairbairn and Mr. Otis, both of whom are shown in the ownership table under the caption “Security Ownership of Certain Beneficial Owners and Management” on page 51 to own 19.68% of VF’s Common Stock, serve as Trustees under the Deeds of Trust dated August 21, 1951 and the Will of John E. Barbey (collectively, the “Trusts”) and are shown to have a substantial beneficial ownership of VF Common Stock solely by virtue of this service. However, VF has been advised that, because neither the individual Trustees nor PNC Bank, N.A., as a Trustee, separately controls the decision-making of the Trustees, the individuals serving as Trustees should not be deemed to separately beneficially own the Trust Shares and should not be deemed to share voting or dispositive power over the Trust Shares. The beneficial ownership reported on page 51 is intended to make clear the role of Ms. Fairbairn and Mr. Otis as Trustees, but should not be understood as confirming the status of the individual Trustees as individual beneficial owners of the Trust Shares.

During 2011, VF’s Board of Directors held 11 meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every current member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and every current member of the Board, other than Ms. Lang, who was elected to the Board in October 2011, attended the Annual Meeting of Shareholders in April 2011.

The Board has determined that, effective at the date of the Annual Meeting, the number of directors will be set at 11.

Board Committees and Their Responsibilities

The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees follows.

Audit Committee:    The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include:

•	selecting the independent registered public accounting firm for VF;

•	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•	meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•	reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the Securities and Exchange Commission;

•	overseeing the scope and adequacy of VF’s system of internal accounting controls;

•	reviewing the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm.

As of the date of this proxy statement, the members of the Committee are Messrs. Fellows (Chairman), Carucci, de Bedout and Otis and Ms. Chugg. The Committee held ten meetings during 2011. The Board of Directors has determined that all of the members of the Committee are independent as independence for audit committee members is defined in the New York Stock Exchange Listing Standards and the Securities and Exchange Commission regulations and that all are financially literate. The Board of Directors has further determined that Messrs. Carucci, Fellows and Otis qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Carucci, Fellows and Otis acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements.

Finance Committee:    The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the Committee include reviewing and recommending to the Board actions concerning:

•	dividend policy;

•	changes in capital structure, including debt or equity issuances;

•	the financial aspects of proposed acquisitions or divestitures; and

•	VF’s annual capital expenditure budgets and certain capital projects.

As of the date of this proxy statement, the members of the Committee are Messrs. Hurst (Chairman), Carucci, de Bedout and Viault and Ms. Lang. Mr. Wiseman serves as an ex officio member of the Committee. The Committee held seven meetings during 2011.

Nominating and Governance Committee:    The responsibilities of the Nominating and Governance Committee include:

•	screening potential candidates for director and recommending candidates to the Board of Directors;

•	recommending to the Board a succession plan for the Chairman and Chief Executive Officer; and

•	reviewing and recommending to the Board governance policies and principles for VF.

The Committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience and acumen. Board members are selected to represent all shareholders and not any particular constituency. In accordance with VF’s Corporate Governance Principles, the Committee considers diversity of experience and background in selecting nominees. The Committee considers this policy to have been effective to date in identifying diverse candidates. The Committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the Committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 120 days before the anniversary of the date VF mailed its proxy materials for the prior year’s annual meeting, or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the Committee are Mr. Otis (Chairman) and Messrs. Fellows, Hurst and McCollough and Ms. Chugg and Ms. Fairbairn. The Committee held five meetings during 2011.

Compensation Committee:    The Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of VF’s executives and to review and make recommendations to the Board concerning compensation and benefits for key employees. The responsibilities of the Compensation Committee include:

•

reviewing and approving VF’s goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating him in light of these goals and objectives, and setting his compensation level based on this evaluation;

•	annually reviewing the performance evaluations of the other executive officers of VF;

•	annually recommending to the Board the salary of each named executive officer of VF and reviewing management’s recommendations regarding the salaries of other senior officers;

•	making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

•	periodically reviewing all VF’s compensation and benefit plans insofar as they relate to key employees to confirm that such plans remain equitable and competitive;

•	administering and interpreting VF’s management incentive compensation plans, in accordance with the terms of each plan;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	periodically reviewing and recommending to the Board compensation to be paid to non-employee directors.

The Committee has the authority to retain or obtain the advice of any compensation consultant, legal counsel or other adviser. The Committee may only select a compensation consultant, legal counsel or other adviser after taking into consideration the factors that affect the independence of such advisers as identified from time to time by the Securities and Exchange Commission. The Committee has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives. Frederic Cook has no relationship with VF other than providing services to the Compensation Committee.

The Chief Executive Officer makes his performance evaluation comments and recommendations to the Committee regarding compensation for executives reporting directly to him. VF management purchases aggregate executive compensation data from Towers Watson (“Towers”) from its database of over 700 U.S.-based companies to assist the Chief Executive Officer in making those recommendations to the Committee. The Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Committee, the compensation consultant and management in executive compensation is discussed in further detail in the Compensation Discussion and Analysis beginning on page 18. The members of the Committee are Messrs. Viault (Chairman), McCollough and Sharp and Ms. Fairbairn and Ms. Lang. The Committee held five meetings during 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (i) has ever been an officer or employee of VF, (ii) had any relationship requiring disclosure by VF under the rules and regulations established by the Securities and Exchange Commission, or (iii) is an executive officer of another entity at which one of VF’s executive officers serves on the board of directors. None of VF’s executive officers has served during 2011 as a director or a member of the compensation committee of another entity, one of whose executive officers serves as a member of the VF Board of Directors or Compensation Committee.

Board Leadership Structure and Board Oversight of Risk

Eric C. Wiseman serves as both Chief Executive Officer and Chairman of the Board of VF. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities VF faces and the Board believes that the most effective leadership structure for VF is for Mr. Wiseman to serve as both Chairman and Chief Executive Officer. Further, the Board believes VF has a strong governance structure in place with sufficient processes to provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These processes include the presiding director structure under which the chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board

preside at meetings or executive sessions of non-management directors on a rotating basis. The Board has concluded that VF and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board retains the flexibility to determine the appropriate leadership structure based on the circumstances at the time of the determination.

Consistent with the requirements of the New York Stock Exchange and the Audit Committee charter, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and management is undertaken at VF and oversees the steps management takes to monitor and control VF’s material financial risk exposure. Specifically, the Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to VF, and the scope and status of systems designed to assure VF’s compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and other third parties, as well as major legislative and regulatory developments which could materially impact VF’s contingent liabilities and risks. The Audit Committee reports on such matters to the full Board. In addition, the full Board of Directors oversees risks associated with VF’s strategic options.

Summary of Committee Membership and Meetings Held

Committee Membership of Independent Directors and Number of Meetings Held in 2011
Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance
Richard T. Carucci	Member			Member
Juliana L. Chugg	Member		Member
Juan Ernesto de Bedout	Member			Member
Ursula O. Fairbairn		Member	Member
George Fellows	Chairman		Member
Robert J. Hurst			Member	Chairman
Laura Lang		Member		Member
W. Alan McCollough		Member	Member
Clarence Otis, Jr.	Member		Chairman
M. Rust Sharp		Member
Raymond G. Viault		Chairman		Member
Number of Meetings	10	5	5	7

Directors’ Compensation

The components of directors’ compensation are cash retainer, committee fees and equity-based grants. The Board sets directors’ compensation based on analysis of information provided by the independent compensation consultant to the Committee annually regarding director compensation of publicly traded companies of a size comparable to VF as to the amount and allocation among cash retainer, committee fees and equity-based grants. The following describes our standard director compensation effective January 1, 2012. Each director, other than Mr. Wiseman, receives an annual retainer of $55,000 (increased from $50,000 in 2011) payable in quarterly installments, plus a fee of $1,500 for each Board meeting attended. Each director who serves on a committee is paid $1,500 for each meeting attended. Each director serving as chairman of a committee also receives an additional retainer of $15,000 per year. Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Each director, other than Mr. Wiseman, receives an annual grant of equity awards under VF’s 1996 Stock Compensation Plan, as described in the next paragraph. Travel and lodging expenses are reimbursed. Mr. Wiseman, the only director who is also an employee of VF, does not receive any compensation in addition to his regular compensation for service on the Board and attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Six directors elected to defer compensation in 2011. VF does not provide pension, medical or life insurance benefits to its non-employee directors. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors.

In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units (“RSUs”)) under VF’s 1996 Stock Compensation Plan. In 2011, each non-employee director received options to purchase 2,206 shares of VF Common Stock, which had a grant date fair value of $56,429, and 576 RSUs which had a grant date fair value of $54,852, each computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)). The options have an exercise price equal to the fair market value of a share of VF Common Stock at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options are not forfeited and are exercisable for 36 months after the director’s separation from the Board. The RSUs are fully vested and will be settled in shares of VF Common Stock one year from the date of grant. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of directors and shareholders. Accordingly, directors are expected to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to three times their annual retainer.

Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs.

Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year. This program is available to all VF employees and directors.

2011 Independent Director Compensation

Director	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	RSU Awards ($)(3)	All Other Compensation(4) ($)	Total ($)
Charles V. Bergh*	$35,000	$56,429	$54,852	$-0-	$146,281
Richard T. Carucci	90,500	56,429	54,852	-0-	201,781
Juliana L. Chugg	89,000	56,429	54,852	-0-	200,281
Juan Ernesto de Bedout	92,000	56,429	54,852	10,000	213,281
Ursula O. Fairbairn	85,250	56,429	54,852	-0-	196,531
George Fellows	102,500	56,429	54,852	-0-	213,781
Robert J. Hurst	99,500	56,429	54,852	10,000	220,781
Laura W. Lang	18,500	-0-	-0-	-0-	18,500
W. Alan McCollough	81,500	56,429	54,852	10,000	202,781
Clarence Otis, Jr.	102,500	56,429	54,852	10,000	223,781
M. Rust Sharp	74,000	56,429	54,852	-0-	185,281
Raymond G. Viault	95,750	56,429	54,852	-0-	207,031

*	Mr. Bergh did not stand for reelection at the 2011 Annual Meeting of Shareholders and, accordingly, his compensation is for a portion of the year.

[1]	Messrs. Bergh, Carucci, de Bedout, Hurst, Otis and Viault elected to defer all of their cash compensation in 2011.

[2]

Each Director, other than Ms. Lang who was elected to the Board in October 2011, was awarded options to purchase 2,206 shares of VF Common Stock on February 24, 2011. The date of the award in 2011 was the same date as the annual awards of options to executives. The value in this column is the grant date fair value computed in accordance with FASB ASC Topic 718 . The assumptions used and the resulting weighted average value of stock options granted during 2011 are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The following options to purchase shares of VF Common Stock were outstanding at the end of 2011 for each current non-employee Director: Richard T. Carucci, 3,138; Juliana L. Chugg, 9,523; Juan Ernesto de Bedout, 41,836; Ursula O. Fairbairn, 41,836; George Fellows, 32,236; Robert J. Hurst, 46,636; Laura W. Lang, 0; W. Alan McCollough, 41,836; Clarence Otis, Jr., 37,036; M. Rust Sharp, 20,051; and Raymond G. Viault, 41,836.

[3]

Each Director, other than Ms. Lang who was elected to the Board in October 2011, was awarded 576 RSUs on February 24, 2011. The value in this column is the grant date fair value computed in accordance with FASB ASC Topic 718. These RSUs, which are vested and non-forfeitable at grant, remained outstanding on December 31, 2011, and at that date each non-employee Director held a total of 576 RSUs. RSUs are settled in shares of VF Common Stock one year after the date of grant.

[4]

The amounts in this column reflect matching contributions under VF’s charitable matching gift program. Such contributions were not paid to the directors but were donations to designated institutions or organizations matching the directors’ personal contributions.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of VF’s executive compensation program, compensation philosophy and objectives, the components of executive compensation, and executive stock ownership. We focus here on the compensation of the executive officers named in the Summary Compensation Table on page 34 and the related tables and text following the Summary Compensation Table (the named executive officers).

Executive Summary

VF’s Executive Compensation Program (the “Program”) has consistently met its objectives, as described below, in recent years, enabling VF to attract and retain capable executives, provide incentives for achieving and exceeding VF’s financial goals and aligning the financial objectives of VF’s executives with those of shareholders. The compensation for our executives for 2011 was consistent with our pay-for-performance philosophy. VF’s outstanding performance in 2011 included the following:

•

Revenues increased 23% to $9,459.2 million in 2011 from $7,702.6 million in 2010, reflecting healthy organic growth across our coalitions as well as the September 2011 acquisition of The Timberland Company;

•	Diluted earnings per share reached a record $7.98 in 2011, rising from $5.18 in 2010;

•	Cash flow from operations exceeded $1 billion in 2011 for the second consecutive year;

•	The share price of VF Common Stock rose 47% during 2011; and

•	VF increased its dividend rate by 14% in 2011, marking the 39th consecutive year of increases in dividend payments to shareholders.

Overview of Compensation Program

The goals of the Program are:

•	To provide incentives for achieving and exceeding VF’s short-term and long-term financial goals;

•	To align the financial objectives of VF’s executives with those of its shareholders, both in the short and the long term; and

•	To attract and retain highly competent executives.

The Compensation Committee

VF’s Compensation Committee, composed entirely of independent directors, administers the Program. The Committee’s responsibilities are defined by its charter. The Committee is responsible for reviewing and approving VF’s goals and objectives relevant to the Chairman and Chief Executive Officer’s compensation, setting his compensation levels and formulating his compensation package, as well as reviewing and approving the compensation packages for the other named executive officers of VF. The Committee also annually reviews the performance of the Chairman and Chief Executive Officer and reviews the evaluations of the other named executive officers. The Committee administers and interprets VF’s executive incentive compensation plans in accordance with the terms of each plan. The Compensation Committee is responsible for reviewing all components of the Program annually to confirm that they are necessary and appropriate for VF and in the competitive marketplace for executive talent.

Compensation Consultant

The Committee retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives for 2011. Frederic Cook is independent of VF, having no relationship with VF other than providing advisory services to the Committee. The Committee has sole authority to retain or terminate the service of its compensation consultant and to establish the fees to be paid to the consultant. At the Committee’s request, a representative of Frederic Cook attended all meetings and executive sessions of the Committee in 2011. The Committee instructs Frederic Cook annually to independently prepare an analysis of compensation data regarding the Chairman and Chief Executive Officer and report to the Committee on the compensation data provided by management regarding the other named executive officers.

Management’s Role in the Compensation Setting Process

As requested by the Committee, management is responsible for providing Frederic Cook with information to facilitate its role in advising the Committee and preparing information for each Committee meeting. The Vice President — Human Resources and the Chairman and Chief Executive Officer generally attend Committee meetings, except the executive sessions that are held as part of each meeting. These executives also work with the Committee Chairman to prepare the agenda for each meeting, provide information on VF’s strategic objectives to the Committee and make recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chairman and Chief Executive Officer.

Based on management’s knowledge of the publicly traded industry-related companies with which VF is most likely to compete for top executives, management also recommends for the Committee’s consideration the industry group of apparel/retail companies whose compensation data is used by the Compensation Committee in its process of establishing compensation targets. In addition, the Chairman and Chief Executive Officer makes recommendations to the Committee regarding compensation for executives reporting directly to him.

Say-on-Pay and Say-on-Frequency Results

The Committee considered the results of the vote by VF shareholders on the 2011 advisory “say-on-pay” proposal in connection with the discharge of its responsibilities. Because a substantial majority (over 94%) of VF’s shareholders voting on the proposal approved the compensation programs described in our proxy statement for the 2011 annual meeting of shareholders, the Committee has not implemented changes to VF’s compensation programs as a result of the shareholder advisory vote. The Committee continued in 2011 to seek information regarding compensation practices that meet high governance standards and took steps to implement such practices. In this regard, the Committee (i) determined that new or materially enhanced change-in-control agreements would no longer provide for gross-up payments if “golden parachute” excise taxes would be triggered; (ii) modified the definition of “change in control” for all change-in-control agreements to provide for triggering only upon consummation of a merger or similar transaction rather than upon shareholder approval of the transaction; and (iii) determined that, for purposes of VF share ownership requirements, credit would no longer be given for unvested restricted stock awards.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2011 meeting, the Board decided that VF will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation. Because such shareholder votes on frequency are required to be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at VF’s 2017 annual meeting of shareholders.

Compensation Philosophy and Objectives

The Program incorporates four compensation objectives. The Program aims to:

1. Motivate executive performance to accomplish VF’s short-term and long-term business objectives;

2. Provide annual incentives to executives based on corporate, business group and individual performance;

3. Provide executives with equity-based compensation, thus aligning the interests of shareholders and executives; and

4. Offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent.

VF balances the Program’s principal compensation elements by establishing target total direct compensation levels. Total direct compensation is made up of the following elements:

•	Base salary,

•	Annual cash incentive awards, and

•	Long-term equity incentive awards consisting of

•	performance-contingent restricted stock units (“RSUs”), and

•	stock options.

For the purpose of valuing total direct compensation, the performance-based elements are valued at their grant date at target levels. Such awards also provide for above- and below-target payout levels and in this way directly motivate executives to achieve VF’s business goals, reward them for achieving and exceeding these goals and reduce compensation below target levels if goals are not achieved.

In establishing the elements of executive compensation, the Committee, in consultation with Frederic Cook, also assesses whether the Program’s terms promote unnecessary risk-taking. In performing this assessment in 2011, the Committee reviewed with Frederic Cook such compensation design elements as pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and VF’s trading policies. After performing this analysis the Committee concluded that the compensation program does not promote excessive or unnecessary risk taking.

Competitive Compensation Targets

In 2011, Frederic Cook and management each independently utilized data from the Towers Watson (“Towers”) executive compensation database, which includes executive compensation data for over 700 U.S.-based companies (the “Comparison Data”), to assist in establishing compensation targets for 2011. The Comparison Data was provided by Towers on an aggregated basis. The Comparison Data reported actual salary levels and target levels of performance-based compensation and were adjusted to January 2011 using a 3.0 percent annual update factor. Due to significant variance in size among the companies in the Comparison Data, Towers used regression analysis to size-adjust the compensation data to VF’s approximate annual revenue range. Neither the Committee nor management receives or uses information on any subset of the Towers database and the Committee and management are not aware of the identities of the individual companies in the database. Frederic Cook utilized that data to recommend compensation targets for the Chief Executive Officer, and the Chief Executive Officer utilized the data to recommend compensation targets for the other named executive officers. In addition, the Committee evaluated compensation data regarding an industry group of publicly traded apparel/retail companies (collectively, the “Industry Group”) to assure the Committee that the compensation targets were reasonable as compared to other apparel/retail companies representative of those most likely to compete with VF for executive talent. The companies that comprised VF’s Industry Group in 2011 were as follows:

Coach, Inc.	Phillips-Van Heusen Corporation (nka PVH Corp.)
Columbia Sportswear Company	Polo Ralph Lauren Corporation (nka Ralph Lauren Corporation)
Guess, Inc.	Quicksilver, Inc.
Jones Apparel Group, Inc.	The Timberland Company (prior to its acquisition by VF)
Liz Claiborne, Inc.	Under Armour, Inc.
NIKE, Inc.

The Committee considers the aggregate Comparison Data to be both broader and more representative of the executive compensation market than available data for the narrower Industry Group.

The Compensation Committee sets total direct compensation (base salary, target annual cash incentive awards and target long-term equity incentive award values) for senior executives generally between the 50th and 75th percentile of the Comparison Data. The Committee considers the scope of the executive’s duties, the executive’s experience in his or her role and individual performance relative to his or her peers to establish the appropriate point within that range of percentiles, or outside the range under rare circumstances that justify a deviation. For 2011, the target compensation was not above this range for any named executive officer except for Mr. Salzburger, a European-based executive, who was slightly above the range primarily due to the long-term decline in the value of the dollar relative to the euro and its impact on the conversion of dollars to euros. Generally, the Committee believes that it should set total direct compensation targets for VF’s senior executives within this range to appropriately motivate and reward strong performance and retain top talent at a reasonable cost to VF as indicated by the available data. The Committee targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions according to the Comparison Data based on targeted performance goals established by the Committee. Benefits are set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation. The Committee may also provide retention awards, as it did in 2011 for Mr. Baxter and Mr. Salzburger as described below, but these are not considered in total direct compensation for purposes of setting the targets.

The components of the target total direct compensation opportunity for each executive set by the Committee annually are short-term cash compensation (annual base salary and target non-equity incentives) and long-term equity compensation (stock options and RSUs). The Committee generally allocates between total cash compensation and equity compensation to be competitive with the Comparison Data and the Industry Group. The Committee also considers historical compensation levels, relative compensation levels among VF’s senior executives, and VF’s corporate performance as compared to performance of companies in VF’s Industry Group.

Balance of Base Salary and At-Risk Components

VF’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on VF’s financial performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation. The at-risk portion of total compensation is progressively greater for higher level positions. The at-risk portions of 2011 targeted total compensation for the executives named in this proxy statement were as follows:

Executive	At-risk Portion of Targeted Total Direct Compensation
Mr. Wiseman	86%
Mr. Shearer	71%
Mr. Baxter	70%
Mr. Rendle	70%
Mr. Salzburger	68%

VF intends to continue this strategy of compensating its executives through programs that emphasize performance-based incentive compensation by linking executive compensation to VF’s performance. Furthermore, the compensation will be structured to appropriately balance between the long-term and short-term performance of VF, and between VF’s financial performance and shareholder return.

Total Compensation Review

The Compensation Committee has established a practice of annually reviewing all components of VF’s top executives’ compensation and the Committee performed this review in 2011. The Committee reviewed the dollar amounts affixed to all components of the executives’ 2011 compensation, including current cash compensation (base salary and non-equity incentive plan awards), assumed value of long-term incentive compensation (RSUs and stock options valued at the time of the award in a manner consistent with FASB ASC Topic 718), the dollar value to the executive and the cost to VF of all perquisites and other personal benefits, payout obligations under VF’s Pension Plan and VF’s Supplemental Executive Retirement Plan, aggregate balances under VF’s deferred compensation plans, and projected payout obligations under several termination-of-employment scenarios, including termination with and without cause and termination after a change in control of VF. The purpose of the annual review is to enable the Committee to understand the amounts of all elements of the executives’ compensation.

Components of Total Direct Compensation

Base Salary

Base salary of the named executive officers is designed to compensate executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is intended to be competitive as compared to salary levels for equivalent executive positions at companies in the Comparison Data and the Industry Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain and motivate executives in alignment with VF’s business strategies.

Target salary ranges and individual salaries for the named executive officers are reviewed by the Committee annually, as well as at the time of a promotion or other change in responsibilities. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure, market data, VF’s salary budget and labor market conditions.

Each named executive officer is evaluated annually based on several components: key job responsibilities, key accomplishments and annual goals and objectives. The resulting performance evaluations are presented to the Committee to be used in assessing each component of total compensation for each executive.

Annual base salary increases for each executive officer are based on (i) an assessment of the individual’s performance, (ii) the market rate for the individual’s position, and (iii) VF’s overall merit increase budget for salaries of senior employees. In addition, the Committee considers substantial increases in an executive’s responsibilities in setting base salary increases. The 2011 salaries of the executive officers were approved by the Committee members and all other independent members of the Board of Directors.

At the beginning of 2011, Mr. Baxter was promoted to Vice President and Group President — Jeanswear Americas and Imagewear, and Mr. Rendle was promoted to Vice President and Group President — Outdoor and Action Sports Americas, and each thus received a base salary increase commensurate with the substantial increase in responsibilities. Annual base salary rates and percentage increases from 2010 to 2011 for the executive officers named in this proxy statement were as follows:

Executive	2011 Base Salary	Percentage Increase From 2010
Mr. Wiseman	$1,100,000	7.3%
Mr. Shearer	680,000	4.6%
Mr. Baxter	530,000	23.8%
Mr. Rendle	550,000	22.2%
Mr. Salzburger	€600,000	3.3%

Annual Cash Incentives

VF has a cash incentive plan for the named executive officers, the VF Executive Incentive Compensation Plan (“EIC Plan”). The EIC Plan focuses executive attention on annual VF performance as measured by pre-established goals. The incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals related to VF’s annual business plan.

Under the EIC Plan, performance goals are set each year by the Committee. The Committee used the competitive external Comparison Data to assist the Committee in establishing targeted dollar amounts to award each named executive under the EIC Plan. The Committee establishes each executive’s targeted annual incentive opportunity under the EIC Plan after consideration of compensation data and the recommendations of Frederic Cook and the Chief Executive Officer. The Committee also makes a general assessment as to the relative amounts of annual incentives for the executives to make sure they are, in the Committee’s judgment, fair and reasonable, but the Committee does not perform any formal internal pay equity calculation for any elements of executive compensation.

The Committee established for 2011 a “pre-set goal” under the EIC Plan of diluted earnings per share from continuing operations in the amount of $2.50, excluding the effects of impairment charges, pension curtailment or settlement charges, restructuring charges and other extraordinary items or non-recurring items, and required changes in accounting policies, such that (a) no award for 2011 could be paid to the designated executive officers under the EIC Plan unless the pre-set goal was achieved for fiscal 2011 and (b) up to 200% of the target awards could be paid to the designated executive officers provided that the pre-set goal was achieved. Deductibility to VF for federal income tax purposes of the value of the awards up to the 200% level was maintained in 2011 so long as the pre-set goal of $2.50 in aggregate diluted earnings per share from continuing operations was achieved. The maximum potential individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the prior year. In determining the actual EIC Plan payouts, the Committee used its discretion to set award payouts below the maximum potential award for each of the named executives. The Committee established “stretch” target performance goals as described below to determine the actual payouts to the executives.

Depending upon the level of achievement of each of the stretch target performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. The Committee may exercise discretion regarding awards under the EIC Plan generally or for any individual participant, provided that the pre-set goal is achieved and the maximum potential award is not exceeded.

While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

Stretch Performance Goals.    In February 2011, stretch target performance goals for the named executive officers were set by the Committee after considering criteria and weighting recommended by management as well as advice from the Committee’s independent compensation consultant.

The target stretch performance goals for Messrs. Wiseman and Shearer were based 100% on the performance of VF (“VF Performance Targets”) based on diluted earnings per share, gross margin, cash flow, net revenues, excluding net revenues of recent acquisitions, and net revenues of recent acquisitions for the portion that occurred during 2011 of the 12-month period following the acquisition (referred to below as “net revenues of acquired businesses”).

2011 VF Performance Targets
Weighting	Objective	For Messrs. Wiseman and Shearer, VF Performance Targets as follows:

50%	Earnings per share	9.9% above 2010 earnings per share

10%	Gross margin percentage	90 basis points below the 2010 level

15%	Cash flow	$1 billion

15%	Net revenues, excluding revenues of acquired businesses	6.5% above 2010 revenues

10%	Net revenues of acquired businesses	$160 million

For Group Presidents, the target stretch performance goals were based 40% on the performance objectives set forth above for Messrs. Wiseman and Shearer and 60% on the performance of the businesses for which they are responsible (the “Group Performance Targets”). The Group Performance Targets were based on operating profit less cost of capital charge (referred to below as “profit before taxes”), cash flow, gross margin and revenue; revenue for Outdoor and Action Sports Americas and International is further divided into net revenues from ongoing businesses and net revenues of acquired businesses.

2011 Group Performance Targets
Weighting	Objective	For Mr. Baxter, the Jeanswear Americas and Imagewear Group Performance Targets as follows:	For Mr. Rendle, the Outdoor and Action Sports Americas Group Performance Targets as follows:	For Mr. Salzburger, International Group Performance Targets as follows:

50%	Profit before taxes	4.9% below the 2010 level	8.8% above the 2010 level	22.6% above the 2010 level

10%	Gross margin percentage	250 basis points below the 2010 level	20 basis points above the 2010 level	60 basis points above the 2010 level

15%	Cash flow	1% below the 2010 level	6.1% above the 2010 level	4.8% below the 2010 level

15%	Net revenues, excluding revenues of acquired businesses	Net revenues of 3.9% above the 2010 level (this component was weighted 25% because there was no acquired business component)	9.5% above the 2010 level	10.1% above the 2010 level
10%	Net revenues of acquired businesses		$160 million in the aggregate for VF	$160 million in the aggregate for VF

The objectives have different ranges of achievement. Each component of the objectives (1) excludes the effects of adjustments related to impairment charges, pension curtailment or settlement charges, restructuring charges, other extraordinary items or non-recurring items, and required changes in accounting policies, and (2) is calculated based on continuing operations and by excluding any difference between actual foreign exchange rates and the foreign exchange rates used in VF’s 2011 financial plan at the time the Committee set the targets, and by using the number of outstanding diluted shares of VF Common Stock used in that plan, and, therefore, the calculations may differ from reported financial results. In February 2011, the Compensation Committee set individual target award amounts for the named executive officers for the fiscal year 2011. These target award amounts are set forth on the Grants of Plan-Based Awards table on page 36.

Based on VF’s actual performance in 2011, in February 2012 the Committee determined that the pre-set goal had been achieved. The Committee further determined that the stretch target performance goals had been achieved as follows: for Messrs. Wiseman and Shearer, 187%, for Mr. Baxter, 134%, for Mr. Rendle, 172%, and for Mr. Salzburger, 182%. The payments made to the named executive officers under the EIC Plan are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 34. Amounts may vary slightly due to rounding.

For the years 2009, 2010 and 2011, actual levels of achievement of the VF Performance Targets under the EIC Plan were 104%, 190% and 187%, respectively, of the targeted incentive opportunity.

Restricted Stock Units

Under VF’s Mid-Term Incentive Plan (“MTIP”), executives are awarded RSUs that give them the opportunity to earn shares of VF Common Stock for performance achieved over three-year cycles. RSUs provide long-term incentive compensation for executives with the objectives of providing a focus on long-term value and increasing stock ownership. RSUs are designed to align the interests of VF’s executives with those of shareholders by encouraging the executives to enhance the value of VF. In addition, through three-year performance periods, this component of the compensation Program is designed to create an incentive for individual executives to remain with VF. MTIP awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death or disability, (ii) commencing with the 2010-2012 cycle, awards continue to accrue in full to the benefit of individuals who retire, provided that the individual was employed by VF for the first fiscal year of the cycle, (iii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, provided the individual was employed by VF for the first fiscal year of the cycle, and (iv) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividend equivalents are paid on the shares actually paid out under the MTIP (no dividend equivalents are paid on any portion of the MTIP award not earned).

The Committee generally determines the actual number of shares to be paid out for the three-year performance cycle by multiplying the target number of RSUs by the average level of achievement of the stretch VF Performance Target goals established annually by the Committee under the EIC Plan during the three years of the performance period, plus an additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding) on the shares subject to the actual award. Actual awards (excluding dividend equivalents) may range from 0% to 200% of the targeted incentive. Deductibility to VF for federal income tax purposes of the value of the awards up to the 200% level is maintained so long as the pre-set goal of positive aggregate earnings per share from continuing operations is achieved for the three-year performance period. This goal was achieved for the 2009-2011 performance cycle. The Committee retains discretion with respect to the actual awards provided that the pre-set goal is met.

In February 2012, the Committee determined that the achievement of the EIC Plan stretch goals for VF for 2011 of the three-year MTIP performance cycle was 187%. Therefore, the Committee determined that the level of achievement of the MTIP goal for the three-year period 2009 through 2011 was 160%, determined by averaging the achievement of the VF Performance Target goals under the EIC Plan for 2009 (104%), 2010 (190%) and 2011 (187%).

The RSU payout made in February 2012 for the 2009-2011 performance period is set forth on the Option Exercises and Stock Vested Table on page 40. The RSU target awards to the executive officers made in February 2011 for the 2011-2013 performance period are set forth in the Grants of Plan-Based Awards Table on page 36. The grant-date fair value of RSU target awards for the three-year performance period beginning in each of 2009, 2010 and 2011 is reflected in the Stock Awards column of the Summary Compensation Table on page 34.

Stock Options

Stock options awarded under the Stock Plan are intended to align executives’ and shareholders’ interests and focus executives on attainment of VF’s long-term goals. Stock options provide executives with the opportunity to acquire an equity interest in VF and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with VF and promote shareholder returns. The Committee determines a value of options awarded to executive officers as a component of the total targeted compensation.

Non-qualified stock options have a term of not greater than ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment, and for 36 months after death, retirement or termination of employment due to disability, provided that, for stock options granted during and after 2010, it is a condition to such continued vesting after retirement that the employee was employed by VF on December 31 of the year of the date of grant. In addition, in accordance with the executives’ change-in-control agreements described on page 45, upon a change in control of VF and termination of the executives’ employment, vesting of the options is accelerated and all of the options become exercisable by the executives.

Stock options are typically granted to the named executive officers annually in February under the Stock Plan. Because the Compensation Committee meets shortly before the release of VF’s earnings for the prior fiscal year and guidance for the following year, the Committee’s practice with respect to the award of stock options under the Stock Plan is to establish the date of grant of the options as the third business day after the earnings release so that the earnings information can be absorbed by the financial markets. The Committee acted on February 16, 2011, to establish the grant date for the options on February 24, 2011. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined in the Stock Plan as the average of the reported high and low sales price of the Common Stock on the date of grant.

Stock option awards made to the named executive officers during 2011 are listed on the Grants of Plan-Based Awards Table on page 36.

Retention Awards

Retention awards of restricted stock or restricted stock units are made by the Committee from time to time to attract or retain key executives and are designed to reward long-term employment with VF. Awards of restricted stock or restricted stock units for retention purposes under the Stock Plan are not part of regular annual compensation. The retention awards and the amount of any particular retention award are determined in consultation with the Committee’s compensation consultant for the Chief Executive Officer and in consultation with the Chief Executive Officer for the other named executive officers. On February 16, 2011, Mr. Baxter was granted a retention award of 15,000 shares of restricted stock. The restricted stock vests in 2015 provided Mr. Baxter remains in the employment of VF until the vesting date, except that a pro rata portion of the restricted stock would vest if his employment termination is due to his death or disability. On February 16, 2011, Mr. Salzburger was granted a retention award of 15,000 restricted stock units. The restricted stock units vest in 2015 provided Mr. Salzburger remains in the employment of VF until the vesting date, except that a pro rata portion of the restricted stock units would vest if his employment termination is due to his death or disability.

Policy for the Recovery of Awards or Payments in the Event of Financial Restatement

The Board of Directors has adopted a policy for the recovery of performance-based compensation from executives. The policy provides that the Board may require an executive to forfeit a performance-based award or repay performance-based compensation if VF is required to prepare an accounting restatement, as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct. The award agreements for stock options and RSUs under the Stock Plan include provisions respecting such recovery, as does the EIC Plan.

Policy Regarding Hedging in VF Common Stock

The Board of Directors has adopted a policy prohibiting VF’s directors, executive officers named in this proxy statement and certain other executives from engaging in transactions in derivative securities (including puts, calls, collars, forward contracts, equity swaps, exchange funds and the like) relating to VF securities, transactions “hedging” the risk of ownership of VF securities and short sales of VF securities. Under policies in place for many years, VF’s directors, executive officers named in this proxy statement and certain other executives are prohibited from holding VF securities in margin accounts or pledging VF securities as collateral for loans.

Retirement and Other Benefits

The Committee believes that retirement and other benefits are important components of competitive compensation packages necessary to attract and retain qualified senior executives. The Committee reviews the amounts of the benefits annually along with other compensation components. However, the benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve VF’s short-term and long-term financial objectives. Mr. Salzburger, who is not a U.S. resident, does not participate in VF’s Pension Plan, Supplemental Executive Retirement Plan, Retirement Contribution Feature or Executive Deferred Savings Plan described below. His benefits are described under the caption “Pension Benefits” on page 41.

Pension Benefits

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S. employees who were employed by VF on or before December 31, 2004, including Messrs. Wiseman, Shearer and Rendle. The purpose of the Pension Plan is to provide retirement benefits for those employees who qualify for such benefits under the provisions of the Pension Plan. The Pension Plan is discussed in further detail under the caption “Pension Benefits” on page 41.

Supplemental Executive Retirement Plan

Messrs. Wiseman, Shearer and Rendle participate in a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded, nonqualified plan for eligible participants primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). VF believes the SERP assists VF in retaining key executives.

Retirement Contribution Feature

VF executives, including Mr. Baxter, who joined VF after the Pension Plan and SERP were closed to new participants, participate in a retirement contribution feature (“RCF”) pursuant to which VF contributes a percentage of their earnings (between 2% and 5%) based on their years of continuous service to the VF Retirement Savings Plan (401(k)) and the Executive Deferred Savings Plan, described below.

Nonqualified Deferred Compensation

VF’s U.S.-based senior executives, including the U.S.-based named executive officers, are permitted to defer compensation and receive a limited amount of matching credits under the VF Corporation Executive Deferred Savings Plan. This plan enables executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail under the caption “Nonqualified Deferred Compensation” on page 43.

Change-in-Control Agreements

VF has entered into Change-in-Control Agreements (the “Agreements”) with certain VF senior executives, including the named executive officers, that provide the executives with certain severance benefits in the event their employment with VF is terminated by VF or by the executive for good reason, as defined in the Agreements, subsequent to a change in control of VF. The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of VF. VF believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives.

As described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section on page 45, the Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases (other than a termination triggering payments under the Agreement). VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a change in control of VF or (ii) within a specified period of time after a change in control of VF occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of cash incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF.

Total payments to be made to an executive in the event of termination of employment upon a change in control of VF may constitute excess “parachute payments” (as that term is defined in the Code). Messrs. Wiseman, Shearer and Baxter will receive additional payments under the Agreements to reimburse them for any excise taxes, as well as other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount. During 2011, the Committee eliminated the gross up feature for any new change in control agreements.

Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and RSUs, lump sum payments under the VF SERP, and continued life and medical insurance for specified periods after termination. Upon a change in control of VF, VF also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.

Payments Upon Separation

The named executive officers, other than Mr. Salzburger, have no contractual right to receive separation payments if they terminate their employment or are terminated with or without cause prior to a change in control of VF. Mr. Salzburger, who is based in Switzerland, has an employment agreement, which is typical in Switzerland. Under his agreement, Mr. Salzburger is entitled to receive one year of base salary and a pro rata amount of the annual incentive bonus he would have earned for the year of termination if his employment is terminated without cause.

Preservation of Deductibility of Compensation

Section 162(m) of the Code limits the deductibility by VF for Federal income tax purposes of annual compensation in excess of $1 million paid to certain officers, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual payments under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interest of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to set salaries and grant awards based on the Board’s assessment of individual performance and other relevant factors. Such salaries and awards may not meet the requirements for full deductibility of Section 162(m). In making compensation decisions the Board takes into consideration any potential loss of deductibility. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Executive Stock Ownership Guidelines

It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five-year period, and then retain, shares of VF Common Stock having a market value ranging from one to five times annual base salary, depending upon the position. The Chief Executive Officer and the other named executive officers are required to accumulate VF Common Stock having market values as follows:

Share Ownership Guidelines
Officer	VF Common Stock having a market value of
Chief Executive Officer	Five times annual base salary
Senior Vice Presidents and Group Presidents	Three times annual base salary
Vice Presidents	Two times annual base salary

An executive has five years to reach the target. If an executive’s guideline ownership level increases because of a tier change or salary increase, a new five-year period to achieve the incremental guideline ownership level begins with each such change. Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline.

Credit will be given for direct holdings by the executive or an immediate family member residing in the same household and shares held through executive deferred savings and 401(k) plans. No credit will be given for restricted stock, restricted stock units, or shares of stock beneficially owned by someone other than the executive or immediate family member residing in the same household, unexercised stock options, or other similar forms of ownership of stock. Shares held in trust are reviewed for credit by the Committee. Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option he or she must retain shares equal to 50% of the after-tax value of each option exercised.

All of the named executive officers have exceeded their guideline ownership level targets for executive stock ownership except for Mr. Baxter, who joined VF more recently and is on schedule to meet his ownership level target within the requisite five-year time period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and VF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Raymond G. Viault, Chairman

Ursula O. Fairbairn

Laura W. Lang

W. Alan McCollough

M. Rust Sharp

2009-2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Eric C. Wiseman Chairman, President and Chief Executive Officer	2011	$1,100,000	$-0-	$2,491,407	$2,382,729	$2,463,120	$2,128,900	$62,040	$10,628,196
	2010	1,025,000	-0-	2,329,812	2,285,574	2,142,250	1,466,300	78,000	9,326,936
	2009	1,036,539	-0-	2,252,165	1,909,435	1,146,200	830,800	67,988	7,243,127
Robert K. Shearer Senior Vice President and Chief Financial Officer	2011	680,000	-0-	622,899	595,700	719,000	976,200	26,860	3,620,659
	2010	650,000	-0-	1,503,668	621,093	731,500	963,600	23,400	4,493,261
	2009	659,977	-0-	612,015	510,375	401,170	634,800	23,400	2,841,737
Scott H. Baxter, Vice President and Group President — Jeanswear Americas and Imagewear	2011	530,000	-0-	1,758,713	491,999	443,800	-0-	265,815	3,490,327
Steven E. Rendle, Vice President and Group President — Outdoor and Action Sports Americas	2011	550,000	-0-	460,913	491,999	566,000	332,500	37,933	2,439,345
Karl Heinz Salzburger(1) Vice President, President —VF International	2011	835,440	-0-	1,920,699	664,868	750,000	427,679	210,582	4,809,268
	2010	770,755	-0-	633,168	700,958	831,778	73,989	195,333	3,205,981
	2009	794,808	135,745	1,185,815	518,864	289,436	8,640	184,940	3,118,248

[1]

Mr. Salzburger’s cash compensation is paid in euros. For purposes of the table, his cash compensation was converted into U.S. dollars at the following exchange rates, the average daily exchange rate for each respective calendar year: in 2011, an exchange rate of 1.3924 U.S. dollars to the euro; in 2010, an exchange rate of 1.3266 U.S. dollars to the euro; and in 2009, an exchange rate of 1.3944 U.S. dollars to the euro.

[2]	The amounts in this column represent discretionary bonus amounts paid to the executives.

[3]

Awards of performance-based restricted stock units (“RSUs”) for the three-year performance periods of 2009 through 2011, 2010 through 2012, and 2011 through 2013 were made to the named executive officers in 2009, 2010 and 2011, respectively, under the Mid-Term Incentive Plan described in footnote 4 to the Grants of Plan-Based Awards Table on page 36. Depending on the level of achievement of performance goals, pay outs of awards could range up to a maximum of 200% of the target award. The amounts shown for the RSUs in this column are the aggregate grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718. Fair value for the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award by the number of target RSUs in the award. Dividend equivalents (without compounding) accrue on these RSUs subject to the same vesting requirements as apply to the RSUs. Also included in this column for Mr. Shearer for 2010 is $870,500, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to 10,000 shares of restricted stock awarded to him in 2010 that vest in 2014. Also included in this column for Mr. Baxter for 2011 is $1,297,800, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to 15,000 shares of restricted stock awarded to him in 2011 that vest in 2015. Also included in this column for Mr. Salzburger for 2009 is $573,800, and for 2011 is $1,297,800, the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 with respect to 10,000 restricted stock units awarded to him in 2009 that vest in 2014 and 15,000 restricted stock units awarded to him in 2011 that vest in 2015. Each of these awards vest provided the executive remains employed by VF at the vesting date (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF) and dividends on the restricted stock and restricted stock units are subject to the same restrictions and vesting as the original award.

[4]

Options to purchase shares of VF Common Stock are granted annually to each of the named executive officers under the Stock Plan. The terms of options granted under the Stock Plan are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38. Stock options vest over three years of continuous service after the date of grant and expire ten years after the date of grant. The values of the option awards in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and were estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average value of stock options granted during 2011 is summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

[5]	The amounts in this column represent cash awards earned during 2009, 2010 and 2011, respectively, under the VF EIC Plan described in footnote 3 to the Grants of Plan-Based Awards Table on page 36.

[6]

The amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) in 2009, 2010 and 2011, respectively. Approximately 28%, 40% and 35% of the 2011 amount of change shown for Messrs. Wiseman, Shearer and Rendle, respectively, represent an increase in present value of their pension benefits resulting from changes in prevailing interest rates, which would affect a lump-sum payout; such interest rates and the compensation deemed to result from changes in the rates are not within VF’s control. No amounts are included in this column for earnings on deferred compensation because the named executive officers do not receive above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified. The earnings that the executive officers received on deferred compensation are reported in the Nonqualified Deferred Compensation table on page 44. Amounts in this column for Mr. Salzburger were valued in Swiss francs and converted to U.S. dollars using an exchange rate of .8832 Swiss francs to the U.S. dollar in 2011, 1.0395 Swiss francs to the U.S. dollar in 2010 and 1.0852 Swiss francs to the U.S. dollar in 2009, the average daily exchange rate for each respective calendar year. In addition, for Mr. Salzburger, this column does not include a voluntary discretionary contribution of 450,000 Swiss francs ($509,511) that Mr. Salzburger made to his pension fund in 2011. Mr. Baxter joined VF after the defined benefit plans were closed to new participants.

[7]

For Messrs. Wiseman, Shearer, Rendle and Baxter, this amount includes VF’s matching contribution to the Executive Deferred Savings Plan in the amount of $12,500 and financial planning services. For Mr. Baxter, who joined VF after VF’s defined benefit plans were closed to new participants, this amount also includes $18,056 in retirement contributions to retirement savings and deferred compensation plans. For Mr. Baxter, this amount also includes relocation expense reimbursement of $138,585 and a tax gross up payment on that amount of $71,374. For Messrs. Baxter and Rendle, this amount includes a car allowance. For Mr. Wiseman, this amount includes use of company aircraft in the amount of $38,640. For Mr. Shearer, this amount includes use of company aircraft in the amount of $3,640. For Mr. Wiseman, the value of the aggregate supplemental incremental cost of the Company aircraft includes attendance at external board meetings which benefit VF but are considered by the tax rules to be personal use. Only Mr. Wiseman is permitted to use VF aircraft for personal use. The cost of the personal use of aircraft was calculated based on the aggregate incremental cost to VF based on an hourly charge for VF’s aircraft that includes fuel, maintenance, salaries, ramp fees and landing fees. For Mr. Salzburger, this amount includes a cost of living allowance in the amount of $93,528, a housing allowance in the amount of $93,528, a car allowance, and a standard educational allowance and family allowance both of which are required by law and are provided on the same terms as available for all VF employees in Switzerland. Amounts in this column for Mr. Salzburger were paid in Swiss francs and converted to U.S. dollars using an exchange rate of .8832 Swiss francs to the U.S. dollar in 2011, 1.0395 Swiss francs to the U.S. dollar in 2010 and 1.0852 Swiss francs to the U.S. dollar in 2009, the average daily exchange rate for each respective calendar year. Family members of executives and their invited guests occasionally fly on VF aircraft as additional passengers on business flights. In those cases, there is no aggregate incremental cost to VF for the family member or guest, although taxable income is imputed to the individual.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Grant Date for Purposes of Option Awards(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Closing Market Price on Date of Grant if Greater Than Exercise Price(2)($)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Wiseman	2/16/2011		-0-	$1,320,000	$2,640,000
	3/15/2011					-0-	26,162	52,324					$2,491,407	(6)
		2/24/2011								100,241	$95.56	$96.00	2,382,729	(5)
Mr. Shearer	2/16/2011		-0-	385,000	770,000
	3/15/2011					-0-	6,541	13,082					622,899	(6)
		2/24/2011								25,061	95.56	96.00	595,700	(5)
Mr. Baxter	2/16/2011		-0-	330,000	660,000
	3/15/2011					-0-	4,840	9,680					460,913	(6)
		2/24/2011								18,545	95.56	96.00	491,999	(5)
	2/16/2011								15,000				1,297,800	(7)
Mr. Rendle	2/16/2011		-0-	330,000	660,000
	3/15/2011					-0-	4,840	9,680					460,913	(6)
		2/24/2011								18,545	95.56	96.00	491,999	(5)
Mr. Salzburger	2/16/2011		-0-	459,492	918,984
	3/15/2011					-0-	6,541	13,082					622,899	(6)
		2/24/2011								25,061	95.56	96.00	664,868	(5)
	2/16/2011								15,000				1,297,800	(8)

[1]

All equity awards are made under the VF Stock Plan. The date the Compensation Committee acted to authorize awards is the grant date for non-equity incentive plan awards, Mr. Baxter’s restricted stock grant of 15,000 shares and Mr. Salzburger’s restricted stock unit grant of 15,000 units. The grant date for equity incentive plan awards was March 15, 2011.

[2]

Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant. The “date of grant” is the date on which the granting of an award is authorized by the Compensation Committee, unless another date is specified by the Compensation Committee. The Compensation Committee’s policy with respect to the award of stock options under the Stock Plan is to fix the date of grant of the options in February as the third business day after VF announces its earnings for the previously completed fiscal year. In February 2011, the Committee acted on February 16 to establish February 24 as the grant date for the options. The closing price of a share of VF Common Stock on February 24, 2011 was $96.00; the average of the high and low price of a share of VF Common Stock on February 24, 2011 was $95.56.

[3]

The amounts in these columns represent the threshold, target and maximum awards under the VF Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan, performance goals are set each year by the Compensation Committee. The performance goals for 2011 are set forth above in the Compensation Discussion and Analysis Section on page 18. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. The amounts actually paid to the executives for 2011 performance are set forth on the Summary Compensation Table on page 34. Mr. Salzburger’s target has been converted to U.S. dollars from euros based on the average daily exchange rates for calendar year 2011 of 1.3924 U.S. dollars to the euro.

[4]

These awards were made to the named executive officers in February 2011 for the three-year performance period of 2011 through 2013 under the Mid-Term Incentive Plan (the “MTIP”), a subplan under the VF Stock Plan. The MTIP gives the executives the opportunity to earn shares of VF Common Stock. Although actual payout of these shares is generally determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period, the Committee retains discretion with respect to the actual awards. In order for the named executives to earn Common Stock under this Plan VF must have aggregate positive earnings per share for the three-year performance period. These awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death or disability, (ii) awards continue to accrue in full to the benefit of individuals who retire, provided that the individual was employed by VF for the first fiscal year of the cycle, (iii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, and (iv) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividend equivalents accrue on the MTIP awards, but are subject to vesting of the awards. Upon pay out of the MTIP awards the dividend equivalents are then paid in additional shares of stock calculated by dividing the accrued dividend equivalents by the average of the high and the low price of a share of VF Common Stock on the date the award is paid out. Dividend equivalents are not compounded.

[5]

The fair value on the date of grant of each option award was computed in accordance with FASB ASC Topic 718 and was estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average fair value of stock options granted during 2011 are summarized in Note O to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

[6]

The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718. Fair value for the RSUs was calculated by multiplying $95.23 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the target award.

[7]

On February 16, 2011, the Compensation Committee awarded Mr. Baxter 15,000 shares of restricted stock that vest in 2015, provided that Mr. Baxter remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and the award would vest upon his termination following a change in control of VF). Dividends (without compounding) accrue on these shares of restricted stock. Dividends will be paid upon vesting of the shares of restricted stock in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is vested and paid out. The fair value of the restricted stock was calculated by multiplying $86.52 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the number of shares of restricted stock granted.

[8]

On February 16, 2011, the Compensation Committee awarded Mr. Salzburger 15,000 restricted stock units that vest in 2015, provided that Mr. Salzburger remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and the award would vest upon his termination following a change in control of VF). Dividends (without compounding) accrue on these restricted stock units. The fair value of the restricted stock units was calculated by multiplying $86.52 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the number of restricted stock units granted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eric C. Wiseman	54,300	-0-	$44.80	2/12/2014
	55,700	-0-	60.20	2/10/2015
	95,800	-0-	56.80	2/09/2016
	60,500	-0-	76.10	2/08/2017
	113,700	-0-	79.50	2/07/2018
	88,993	44,496	53.60	2/12/2019
	43,735	87,469	74.85	2/15/2020				51,838	(5)	$6,582,908
	-0-	100,241	95.56	2/23/2021	20,000	(4)	$2,539,800	41,859	(6)	5,315,674
Robert K. Shearer	50,800	-0-	56.80	2/09/2016
	32,100	-0-	76.10	2/08/2017
	34,664	-0-	79.50	2/07/2018
	24,183	12,091	53.60	2/12/2019
	11,885	23,769	74.85	2/15/2020				14,088	(5)	1,789,035
	-0-	25,061	95.56	2/23/2021	10,000	(7)	1,269,900	10,466	(6)	1,329,077
Scott H. Baxter	6,517	-0-	79.50	2/07/2018
	9,384	4,691	53.60	2/12/2019
	4,612	9,222	74.85	2/15/2020	6,000	(8)	761,940	5,466	(5)	694,127
	-0-	18,545	95.56	2/23/2021	15,000	(8)	1,904,850	7,744	(6)	983,411
Steven E. Rendle	8,600	-0-	56.80	2/09/2016
	8,100	-0-	76.10	2/08/2017
	13,450	-0-	79.50	2/07/2018
	11,125	5,562	53.60	2/12/2019
	5,467	10,934	74.85	2/15/2020				6,480	(5)	822,895
	-0-	18,545	95.56	2/23/2021	15,000	(9)	1,904,850	7,744	(6)	983,411
Karl Heinz Salzburger	15,000	-0-	56.80	2/09/2016
	18,400	-0-	76.10	2/08/2017
	20,521	-0-	79.50	2/07/2018
	24,183	12,091	53.60	2/12/2019	10,000	(10)	1,269,900
	11,885	23,769	74.85	2/15/2020	10,000	(10)	1,269,900	14,088	(5)	1,789,035
	-0-	25,061	95.56	2/23/2021	15,000	(10)	1,904,850	10,466	(6)	1,329,077

[1]

All of the options are non-qualified stock options awarded under the Stock Plan. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment following a change in control of VF. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination. The vesting dates for options that were not vested at the end of the 2011 fiscal year are as follows:

Name	Grant Date	Vest February 2012	Vest February 2013	Vest February 2014
Mr. Wiseman	2/13/2009	44,496
	2/16/2010	43,735	43,734
	2/24/2011	33,414	33,414	33,413
Mr. Shearer	2/13/2009	12,091
	2/16/2010	11,885	11,884
	2/24/2011	8,354	8,354	8,353
Mr. Baxter	2/13/2009	4,691
	2/16/2010	4,611	4,611
	2/24/2011	6,182	6,182	6,181
Mr. Rendle	2/13/2009	5,562
	2/16/2010	5,467	5,467
	2/24/2011	6,182	6,182	6,181
Mr. Salzburger	2/13/2009	12,091
	2/16/2010	11,885	11,884
	2/24/2011	8,354	8,354	8,353
[2]

The market value of restricted awards reported in this column was computed by multiplying $126.99, the closing market price of VF’s stock at December 31, 2011, by the number of shares or units of stock awarded.

[3]

The number of shares or units and values in these columns assume an achievement level of 160% of the target amount, which was the actual level of achievement for the three-year performance period ended December 31, 2011. The final level of achievement for the awards in these columns may differ. The number of RSUs was calculated by multiplying 160% by the target number of RSUs awarded, and the dollar value was calculated by multiplying 160% of the target number of RSUs awarded (rounded to the nearest whole number of shares) by $126.99, the closing market price of VF Common Stock at December 31, 2011.

[4]

Mr. Wiseman received an award of 20,000 shares of restricted stock in July 2008. These shares of restricted stock vest on July 14, 2013, provided that Mr. Wiseman remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and the award would vest upon his termination following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same vesting requirements and other restrictions as the original award. Dividends accrued as of December 31, 2011, were valued at $286,235.

[5]

This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2010 for the three-year performance period ending December 2012 multiplied by an assumed achievement level of 160% (rounded to the nearest whole number of shares). At an achievement level of 200%, the maximum, the number of RSUs and value would be as follows: Mr. Wiseman: 64,798 RSUs with a value of $8,228,698; Mr. Shearer: 17,610 RSUs with a value of $2,236,294; Mr. Baxter: 6,832 RSUs with a value of $867,596; Mr. Rendle: 8,100 RSUs with a value of $ 1,028,619; and Mr. Salzburger: 17,610 RSUs with a value of $2,236,294.

[6]

This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2011 for the three-year performance period ending December 2013 multiplied by an assumed achievement level of 160% (rounded to the nearest whole number of shares). At an achievement level of 200%, the maximum, the number of RSUs and the corresponding value would be as follows: Mr. Wiseman: 52,324 RSUs with a value of $6,644,625; Mr. Shearer: 13,082 RSUs with a value of $1,661,283; Mr. Baxter: 9,680 RSUs with a value of $1,229,263; Mr. Rendle: 9,680 RSUs with a value of $1,229,263; and Mr. Salzburger: 13,082 RSUs with a value of $1,661,283.

[7]

Mr. Shearer received an award of 10,000 shares of restricted stock in April 2010. These shares of restricted stock vest in July 2014, provided that Mr. Shearer remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued as of December 31, 2011, were valued at $58,669.

[8]

Mr. Baxter received awards of 6,000 and 15,000 shares of restricted stock in February 2008 and February 2011, respectively. 2,000 of these shares of restricted stock vest in each of February 2012, February 2013, and February 2014, and 15,000 of these shares of restricted stock vest in February 2015, provided that Mr. Baxter remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued as of December 31, 2011, were valued at $142,991.

[9]

Mr. Rendle received an award of 15,000 shares of restricted stock in February 2010. These shares of restricted stock vest in February 2014, provided that Mr. Rendle remains an employee of VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon certain terminations following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued as of December 31, 2011, were valued at $103,116.

[10]

Mr. Salzburger received awards of 10,000 restricted stock units in October 2007, 10,000 restricted stock units in February 2009, and 15,000 restricted stock units in February 2011. These units vest in January 2012, January 2014, and February 2015, respectively, provided that Mr. Salzburger remains an employee of VF for the term of each award (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon his termination following a change in control of VF). Dividend equivalents (without compounding) accrue on these restricted stock units, but are subject to vesting of the award. Upon pay out of the award dividend equivalents will be paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. Dividends accrued as of December 31, 2011, were valued at $216,450.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric C. Wiseman	80,000	$8,277,072	95,234	$12,139,256
Robert K. Shearer	88,300	5,697,396	17,958	2,545,846
Scott H. Baxter	-0-	-0-	6,969	987,930
Steven E. Rendle	-0-	-0-	8,262	1,171,242
Karl Heinz Salzburger	18,800	1,251,700	17,958	2,545,846

[1]

The dollar amount realized upon exercise of stock options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

[2]

These columns report payout of awards of RSUs under the MTIP, including accrued dividends, as described in footnote 4 to the Grants of Plan-Based Awards Table on page 36, for the three-year period ending December 31, 2011. The RSUs were paid out following the determination by the Compensation Committee on February 13, 2012 of the level of achievement for the performance period. The aggregate dollar amount realized by the named executive officers upon the payout of the award was computed by multiplying the number of RSUs by $141.77, the fair market value of the underlying shares on February 13, 2012, the payout date (the number of shares in the chart is rounded to the nearest whole number; the dollar value is based on the actual number of shares including fractional shares). The fair market value is defined under the Stock Plan to be the average of the high and low price of VF Common Stock on the applicable date. For Mr. Wiseman, the amounts in these columns also include $2,770,752, the fair market value of 25,000 shares of restricted stock, plus 4,152 accumulated dividends on the restricted stock, at the time of vesting in March 2011. No amounts reported in this column were deferred.

PENSION BENEFITS

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s domestic employees who were employed by VF on or before December 31, 2004, including all the named executive officers other than Mr. Salzburger, whose pension is described below, and Mr. Baxter who joined VF after the pension plan was closed to new participants. Benefits under the Pension Plan are calculated by reference to the employee’s “average annual compensation”, which is his or her average annual salary and annual incentive compensation from January 1, 2009, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation from January 1, 2009, such employee’s compensation for a sufficient number of years immediately prior to 2009 is included to produce a minimum five compensation years.

There are two formulas for computing benefits under the Pension Plan. The “normal retirement” formula is used for employees who qualify for “early retirement” under the Pension Plan upon termination, by being credited with at least ten years of service with VF and having attained age 55. The second formula, less favorable to the employee, is used for employees who have not satisfied both conditions for “early retirement” upon termination. For employees who commence benefits under the Pension Plan prior to age 65, the benefit is reduced to account for the longer period of time over which the benefit is expected to be paid. The formula in effect for a specific employee is dependent upon the employee’s age and the number of years of service he has accrued as of the date of termination. Both formulas are based on years of service with VF, average annual compensation, and the covered compensation amount in effect for the employee relative to his birth year. Payments under the Pension Plan are made in monthly payments over the life of the participant and, in some circumstances, for a period thereafter to the participant’s beneficiary. All of the named executive officers who participate in the Pension Plan are eligible for nonforfeitable benefits under the Pension Plan and the VF Supplemental Executive Retirement Plan (“SERP”).

The SERP is an unfunded, nonqualified plan for eligible employees primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”). The combined retirement income from the Pension Plan and the SERP for each of the eligible named executive officers, upon retirement at age 65, would be an amount equal to his or her Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his salary and annual incentive compensation during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of Social Security benefits. For purposes of the table below, the “normal retirement” formula has been used for determining the SERP benefits of all of the named executive officers who participate in the Pension Plan, regardless of whether they otherwise qualify for “early retirement” under the Pension Plan. Payments under the SERP with respect to the period prior to December 31, 2004 are payable in monthly payments or in a lump sum, and payments with respect to the period after December 31, 2004 are payable in a lump sum.

Mr. Salzburger has pension benefits under the VF International SAGL pension fund in Switzerland (the “Swiss Pension Plan”) that covers virtually all Swiss-based employees of VF International SAGL over 25 years of age. Under the Swiss Pension Plan, employee and employer together contribute a percentage of the employee’s base salary up to the maximum pensionable salary (which is currently 835,200 Swiss francs ($945,613 converted to U.S. dollars using an exchange rate of U.S. $1.1322 to the Swiss franc, the average daily exchange rate for calendar year 2011)) depending on the employee’s age; the contribution for Mr. Salzburger is 15% of the maximum pensionable salary. The portion of the contribution made by employer and employee depends on the category of the employee; Mr. Salzburger contributes 25% and his employer contributes 75%. The annual post-retirement benefit under the Swiss Pension Plan is calculated as a percentage (currently 6.8%) of the accumulated capital in the Swiss Pension Plan for the employee at the time the employee retires. In the event the employee retires earlier than the regular retirement age (which is currently 65 years of age for men), the percentage is reduced. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum; any funds taken as a lump sum reduce the remaining capital and, as a result, the amount of the annual payments. Because of the way benefits are calculated under the Swiss Pension Plan it is not possible to express the pension benefits as a percentage of the last or an average salary. In addition, Mr. Salzburger periodically makes voluntary discretionary contributions to the plan, as he did in 2011 and as described in footnote 5 to the table below.

The assumptions underlying the present values of the eligible U.S.-based named executive officers’ pension benefits are the assumptions used for financial statement reporting purposes and are set forth in Note M to VF’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, except that retirement age is assumed to be age 65, the normal retirement age specified in the Pension Plan. The 2011 year-end discount rate was estimated, for the purpose of these calculations, at 5.10%. Because this discount rate for 2011 was lower than for 2010, the effect of the rate change was to increase the present value of the accumulated benefit. The effect of this interest rate driven change in the accumulated value was substantial, representing 28% of the total change for Mr. Wiseman, 40% of the total change for Mr. Shearer, and 35% of the total change for Mr. Rendle. The remainder of the change in present value results from the effect of an additional year of service and any increase in final average compensation for the named executive officer, as well as a small effect on present value resulting from the executive being one year closer to retirement age.

2011 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Eric C. Wiseman(3)	VF Corporation Pension Plan	16	$917,900	$-0-
	Supplemental Executive Retirement Plan	16	5,916,200	-0-
Robert K. Shearer(3)	VF Corporation Pension Plan	25	1,857,200	-0-
	Supplemental Executive Retirement Plan	25	3,937,000	-0-
Scott H. Baxter (4)	VF Corporation Pension Plan	-0-	-0-	-0-
	Supplemental Executive Retirement Plan	-0-	-0-	-0-
Steven Rendle	VF Corporation Pension Plan	10	239,600	-0-
	Supplemental Executive Retirement Plan	10	859,200
Karl Heinz Salzburger(5)	Pension Fund of VF International SAGL in Switzerland	5	501,668	-0-

[1]

The number of years of service credited to each named executive officer under each Plan was computed as of the same measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 31, 2011.

[2]

The amounts in this column are the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of the same Pension Plan measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed December 31, 2011.

[3]

These named executive officers were eligible for early retirement on December 31, 2011. The early retirement benefit for each of these executives is equivalent to the accumulated benefit amount payable at age 65 reduced for early commencement at the rate of five percent (5%) per year for each year prior to such executive’s attainment of age 65.

[4]	Mr. Baxter joined VF after the VF Corporation Pension Plan and Supplemental Executive Retirement Plan were closed to new participants and, therefore, he does not participate in these plans.

[5]

These amounts for Mr. Salzburger were calculated in Swiss francs and converted to U.S. dollars using an exchange rate of .8832 Swiss francs to the U.S. dollar, the average daily exchange rate for calendar year 2011. The amount of accumulated benefit for Mr. Salzburger does not include a voluntary discretionary contribution of 450,000 Swiss francs ($509,511) Mr. Salzburger made during 2011.

NONQUALIFIED DEFERRED COMPENSATION

VF senior executives, including the named executive officers other than Mr. Salzburger, who is not based in the U.S., are permitted to defer compensation under the VF Corporation Executive Deferred Savings Plan (the “EDSP”).

The EDSP permits an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual salary in excess of the Social Security Wage Base ($106,800 for 2011) (but not below 50% of the executive’s annual salary) and generally up to 100% of the executive’s annual cash incentive payment. A participating executive’s account will also be credited with matching credits equal to 50% of the first $25,000 deferred by the executive for the year.

Accounts deferred after January 1, 2005 are payable in either a lump sum or in up to 10 annual installments following termination of employment, as elected by the executive at the time of deferral. With respect to accounts prior to January 1, 2005 an executive may request, subject to VF approval, distribution in a lump sum or in up to 10 annual installments following termination of employment. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an unexpected financial hardship.

Accounts under the EDSP are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various mutual funds as well as a VF Common Stock fund. Executives may change such hypothetical investment elections on a daily basis (although executive officers of VF are generally restricted in changing their hypothetical investment elections with respect to the VF Common Stock fund).

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2011 ($)(1)	VF Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)(4)
Eric C. Wiseman	$25,000	$12,500	$158,763	$-0-	$5,026,050
Robert K. Shearer	25,000	12,500	68,339	-0-	4,983,749
Scott Baxter	548,512	24,471	6,077	-0-	1,428,298
Steven Rendle	25,000	12,500	(55,452)	-0-	598,726
Karl Heinz Salzburger	-0-	-0-	-0-	-0-	-0-

[1]

Amounts reported in this column are included as salary and non-equity incentive compensation in the Summary Compensation Table on page 34. The type of compensation permitted to be deferred is cash compensation.

[2]

Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table on page 34. The matching contribution for qualified executives is $12,500. In addition, for Mr. Baxter, who joined VF after VF’s defined benefit plans were closed to new employees, participates in the retirement contribution feature for senior executives who joined VF after 2005, and this amount includes $11,971 in retirement contributions that VF contributed to his account in the VF Executive Deferred Savings Plan.

[3]

This column includes earnings and (losses) on deferred compensation balances. Such amounts are not “above-market” or “preferential” and therefore are not reported as compensation in the Summary Compensation Table on page 34.

[4]

This column reflects the aggregate of salary and non-equity incentive awards deferred by each named executive officer during his career with VF plus the aggregate amount of contributions by VF and the investment earnings thereon. Amounts deferred each year by the named executive officers have been reported in the Summary Compensation Tables in VF’s proxy statements in the year earned to the extent the executive was a named executive officer for purposes of proxy statement disclosure.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL, RETIREMENT OR TERMINATION OF EMPLOYMENT

The following section describes payments that would be made to each of the named executive officers and related benefits as a result of (i) a termination of service in the event of a change in control of VF, (ii) the executive’s early retirement, (iii) the executive’s termination without “cause”, (iv) the executive’s termination with “cause”, or (v) the executive’s resignation, assuming these events occurred on December 31, 2011.

The descriptions below do not include the following amounts that the executives would also receive in all termination scenarios:

(a) retirement benefits, the present value of which is disclosed in the Pension Benefits Table on page 41,

(b) the aggregate balance disclosed in the Nonqualified Deferred Compensation table above,

(c) the executive’s EIC Plan payment for the year ended December 31, 2011, as disclosed in the Summary Compensation Table on page 34, or

(d) the value of the executive’s vested “in-the-money” unexercised stock options, which the executive would retain in all termination scenarios except termination without “cause” with no severance, resignation not qualifying as a retirement or termination with “cause”.

The named executive officers, other than Mr. Salzburger, do not have employment contracts with VF; all of their potential payments outlined below are defined in benefit plan documents described in this proxy statement. Under Mr. Salzburger’s 2005 employment agreement, he would receive one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Potential Payments upon a Change in Control of VF

VF has entered into Change-in-Control Agreements with the named executive officers. These Agreements provide severance benefits to the executives only if their employment is terminated by VF without cause or for good reason by the executive within the 24 month period after a change in control of VF. “Good reason” for this purpose means a material reduction in the executive’s authority or duties, budget or compensation; a requirement that the executive relocate anywhere not mutually acceptable to the executive and VF; or a breach by the Company of the Agreement. The Agreements have a term of three years with automatic annual extensions. The Agreements may be terminated by VF, unless it has knowledge that a third party intends to effect a change in control of VF, and they may not be terminated until two years after a change in control occurs. Generally, severance benefits payable to the named executive officers include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of annual incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF. Under the terms of the Agreements or the Stock Plan, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock units and restricted stock, lump-sum payments under the VF SERP for U.S.-based executives, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump-sum payment upon attaining retirement age.

Except as described below, the total payments to be made to an executive in the event of termination of employment upon a change in control of VF potentially could exceed the limits imposed by the Code on “parachute payments” (as that term is defined in the Code), which could result in imposition of excise taxes on the executive and loss of tax deductibility for VF. For the named executive officers other than Mr. Rendle, the U.S.-based executives would receive additional payments under the Agreements to reimburse them for any increase in excise taxes, other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount.

A “change in control” would include any of the following events, subject to certain exceptions described in the Agreements:

(A) an outside party acquires 20% of VF’s voting securities;

(B) members of the VF Board of Directors on the date of the Agreement no longer constitute a majority of the Board; or

(C) consummation of a plan or agreement providing for a merger or consolidation of VF.

Potential Payments Upon Termination of Employment Following a Change in Control and Related Benefits(1,2)

If the named executive’s employment had been terminated by VF without cause or by the executive for good reason (as defined above) following a change in control of VF, assuming the triggering event occurred on December 31, 2011, the named executive officers would be entitled to receive the following estimated amounts.

Name	Severance Amount(3)	Stock Awards(4)	Unvested Stock Options(5)	Estimated Value of Benefit Continuation(6)	Lump-Sum SERP Benefit(7)	Excise Tax Gross-up on Change in Control	Total
Mr. Wiseman	$10,653,729	$16,508,065	$ -0-	$89,447	$2,212,151	$12,949,150	$42,412,542
Mr. Shearer	4,220,385	4,930,895	-0-	56,985	359,326	-0-	9,567,591
Mr. Baxter	2,911,662	4,633,865	1,408,061	50,607	-0-	3,160,128	12,164,323
Mr. Rendle	3,336,840	4,023,678	1,561,188	52,740	412,064	-0-	9,386,510
Mr. Salzburger(8)	5,108,340	8,105,645	2,914,383	36,000	-0-	-0-	16,164,368

[1]

These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur and the executive’s employment were terminated by VF without cause or by the executive with good reason. The table reflects the amount that could be payable under the various arrangements assuming that the change in control had occurred at December 31, 2011, and the executive’s employment had been terminated on that date, including a gross-up for certain taxes in the event that any payments made in connection with a change in control of VF would be subject to the excise tax imposed by Section 4999 of the Code.

[2]	Valuations of equity awards in this table reflect a price per share of VF Common Stock of $126.99, the closing price of VF’s Common Stock at December 31, 2011.

[3]	The amounts in this column represent 2.99 multiplied by the sum of the executive’s current base salary plus the highest actual annual incentive paid to the executive in the past three years.

[4]

The amount in this column represents the value of target RSU awards under the MTIP for incomplete cycles that would be paid upon a change in control. Incomplete cycles as of December 31, 2011, are the 2010-2012 and 2011-2013 RSU award cycles. For Mr. Wiseman, the amount in this column also includes $2,539,800, the value of accelerated vesting of Mr. Wiseman’s 20,000 shares of restricted stock described in footnote 4 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38 which would be subject to accelerated vesting. For Mr. Shearer, the amount in this column also includes $1,269,900, the value of accelerated vesting of Mr. Shearer’s 10,000 shares of restricted stock described in footnote 7 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38 which would be subject to accelerated vesting. For Mr. Baxter, the amount in this column also includes $2,666,790, the value of accelerated vesting of Mr. Baxter’s 21,000 shares of restricted stock described in footnote 8 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38 which would be subject to accelerated vesting. For Mr. Rendle, the amount in this column also includes $1,904,850, the value of accelerated vesting of Mr. Rendle’s 15,000 shares of restricted stock described in footnote 9 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38 which would be subject to accelerated vesting. For Mr. Salzburger, the amount in this column also includes $4,444,650, the value of accelerated vesting of Mr. Salzburger’s 35,000 restricted stock units described in footnote 10 to the Outstanding Equity Awards at Fiscal Year-End Table on page 38 which would be subject to accelerated vesting.

[5]

The amount in this column represents the “in-the-money” value of unvested stock options. Unvested options having an “in-the-money” value of $10,976,812 for Mr. Wiseman and $2,914,383 for Mr. Shearer as of December 31, 2011 are already non-forfeitable, since both executives satisfy the retirement provisions of these awards as shown on the table below, and thus are not included in the above table.

[6]	The amount in this column represents the estimated present value of the continuation of health and welfare coverage over the 36-month severance period.

[7]	The amount in this column represents the value of enhanced and accelerated SERP benefits for Messrs. Wiseman, Shearer and Rendle.

[8]

Mr. Salzburger’s cash compensation was paid in euros and converted to U.S. dollars using exchange rates of 1.3924 U.S. dollars to the euro, the average daily exchange rate for 2011. Although Mr. Salzburger’s Agreement provides for an excise tax gross-up, a determination as to whether a gross-up payment would be required has not been made because Mr. Salzburger is not subject to U.S. taxation.

Payments Upon Retirement

The following chart shows the estimated value of all unexercisable options and unvested RSU awards on December 31, 2011, assuming the executives had retired on that date:

Name	RSU Awards(1)	Unvested Stock Options(2)	Total
Mr. Wiseman(3)	$10,827,549	$10,976,812	$21,804,361
Mr. Shearer(3)	2,849,402	2,914,383	5,763,785
Mr. Baxter	-0-	-0-	-0-
Mr. Rendle	-0-	-0-	-0-
Mr. Salzburger	-0-	-0-	-0-

[1]

Valuations in this column reflect a price per share of $126.99, the closing price of VF’s Common Stock at December 31, 2011, and assume that retirement eligible executives will receive the value of incomplete cycles (2010-2012 and 2011-2013) upon early retirement.

[2]

The amounts in this column represent the “in-the-money” values of unexercisable stock options that will continue to become exercisable for a period of 36 months. The values reflect a price of $126.99 per share of VF Common Stock.

[3]	These named executive officers were eligible for early retirement on December 31, 2011.

Payments Upon Termination Due to Death or Disability(1)

The following table shows the estimated value of all unexercisable options, unvested RSU awards and unvested restricted stock or restricted stock unit awards on December 31, 2011, assuming the executives had terminated employment due to death or disability:

Name	Unvested Restricted Stock or Units	RSU Awards	Unvested Stock Options	Total
Mr. Wiseman(2)	$1,759,573	$10,827,549	$ -0-	$12,587,122
Mr. Shearer(2)	510,627	2,849,402	-0-	3,360,029
Mr. Baxter(3)	1,026,016	928,297	1,408,061	3,362,374
Mr. Rendle(3)	900,994	1,029,381	1,561,188	3,491,563
Mr. Salzburger(3)	2,433,446	1,922,883	2,914,383	7,270,712

[1]	Valuations reflect a price per share of $126.99, the closing price of VF’s Common Stock at December 31, 2011.

[2]

These individuals were retirement eligible on December 31, 2011. Unearned MTIP awards are paid in full, reflect awards earned for actual performance through December 31, 2011 and assume target performance for 2012-2013. Unvested options having an “in-the-money” value of $10,976,812 for Mr. Wiseman and $2,914,383 for Mr. Shearer as of December 31, 2011 are already non-forfeitable since both executives satisfy the retirement provisions of these awards as shown on the previous table, and thus are not included in the table above.

[3]

These named executive officers were not retirement eligible as of December 31, 2011. Executive, or executive’s beneficiary, would receive full acceleration of any unvested stock options, acceleration of a pro rata number of unvested performance based RSU awards based on actual performance through December 31, 2011, and accelerated vesting of a pro rata number of unvested restricted stock or restricted stock units.

Payments Upon Termination without Cause

In the event of a termination without “cause”, (i) under the Stock Plan, the executive’s stock options would continue to vest and to be exercisable until the end of the period of the executive’s receipt of installments of severance pay, if any, from VF, and (ii) under the Mid-Term Incentive Plan, the executive would be eligible to receive a pro rata portion of the total number of RSUs the executive is deemed to have earned with the pro rata portion determined as of the earlier of (a) the date of the last severance payment, if any, and (b) the last day of the performance cycle. In addition, under Mr. Salzburger’s 2005 employment agreement, he would receive a payment in the amount of one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Payments Upon Termination for Cause or Resignation

In the event of a termination with “cause” or resignation, each named executive officer would receive no additional compensation. However, Mr. Wiseman and Mr. Shearer are eligible to retire (see “Payments Upon Retirement,” above).

2011 EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table provides information as of December 31, 2011, regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)
Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by shareholders	6,153,422	$72.62	10,861,373
Equity compensation plans not approved by shareholders	—	—	—

Total	6,153,422	$72.62	10,861,373

[1]

The table does not include information regarding the Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, annual cash incentive and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of December 31, 2011, there were 238,275 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]

The number of shares includes 1,019,224 restricted stock units that were outstanding on December 31, 2011, under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which give them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum payout of shares. Actual payout of these shares is determined as described in footnote 4 to the Grants of Plan-Based Awards Table on page 36. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. The number of shares also includes 152,760 special restricted stock units and 180,337 shares of restricted stock that vest over time and do not have an exercise price. Had the restricted stock units and restricted stock been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $56.66.

[3]

Full-value awards, such as restricted stock and restricted stock units, as well as stock options, may be awarded under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock/unit awards may be granted. Any shares that are delivered in connection with stock options are counted against the remaining securities available for issuance as one share for each share actually delivered. Any shares that are delivered in connection with full-value awards are counted against the remaining securities available as three shares for each full-value share actually delivered.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock, as well as certain other information, all as of March 6, 2012, except that information regarding the number of shares beneficially owned by certain of the shareholders (but not the calculation of the percentage of the outstanding class) is as of the end of December 2011, as indicated in the footnotes below.

Beneficial Owner and Nature of Ownership	Amount of Beneficial Ownership(1)	Percent of Class
Ursula O. Fairbairn, Clarence Otis, Jr. and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951(2,3,4)	12,676,151 shares	11.59%
Ursula O. Fairbairn, Clarence Otis, Jr. and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased(2,3,4)	8,977,952 shares	8.09%

Total	21,654,103 shares	19.68%
BlackRock, Inc. 40 East 52nd Street New York, New York(5)	6,240,937 shares	5.65%
Capital World Investors 333 South Hope Street Los Angeles, California(6)	7,765,000 shares	7.00%

[1]

None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Ms. Fairbairn and Mr. Otis are directors of VF.

[3]

Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]

Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 21,715,422 shares (19.68% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 30, 2011, according to a Schedule 13G/A filed by the Bank with the Securities and Exchange Commission on February 10, 2012. As to all such shares, the Bank and its affiliates had sole voting power over 58,810 shares, shared voting power over 21,654,103 shares, sole dispositive power over 25,067 shares and shared dispositive power over 21,664,633 shares.

[5]

The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2012 reporting beneficial ownership at December 30, 2011. BlackRock reported that it had sole dispositive power and sole voting power over all such shares.

[6]

The information in the above table concerning Capital World Investors (“Capital”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012 reporting beneficial ownership at December 30, 2011. As to all such shares, Capital reported that it had sole voting power over 3,765,000 shares, shared voting power over none of shares, and sole dispositive power over all such shares.

Common Stock Ownership of Management

The following table reflects, as of March 6, 2012, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Ms. Fairbairn and Mr. Otis includes 21,654,103 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees, as of March 6, 2012.

Name of Beneficial Owner	Total Shares Beneficially Owned(1,2,3)
Directors:
Richard T. Carucci	14,990
Juliana L. Chugg	14,124
Juan Ernesto de Bedout	63,169
Ursula O. Fairbairn	21,716,896
George Fellows	32,919
Robert J. Hurst	107,994
Laura W. Lang	395
W. Alan McCollough	54,560
Clarence Otis, Jr.	21,704,790
M. Rust Sharp	35,122
Raymond G. Viault	60,639
Named Executive Officers:
Scott Baxter	63,350
Steven Rendle	96,972
Karl Heinz Salzburger	201,583
Robert K. Shearer	272,429
Eric C. Wiseman(4)	802,666
All Directors and Executive Officers as a Group (19 persons)	23,824,767

[1]

Shares counted as owned include shares held in trusts as of December 31, 2011, in connection with employee benefit plans, as to which the following participants share voting power but have no dispositive power: Mr. Wiseman — 4,384 shares; and all directors and executive officers as a group — 38,199 shares. Shares owned also include shares held as of December 31, 2011, in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. Shearer — 1,324 shares; and all directors and executive officers as a group — 1,360 shares. Shares counted as owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. Carucci — 1,869; Mr. de Bedout — 14,350 shares; Ms. Fairbairn — 14,858 shares; Mr. Hurst — 24,375 shares; Mr. McCollough — 8,741 shares; Mr. Otis — 9,668 shares; Mr. Sharp — 9,088 shares; Mr. Viault — 12,020 shares; and all directors as a group — 94,969 shares.

[2]

Shares owned also include the following number of stock options that are exercisable as of March 6, 2012, or within 60 days thereafter: Mr. Baxter — 35,997; Mr. Rendle — 63,953; Mr. Salzburger — 122,319; Mr. Shearer — 185,962; Mr. Wiseman — 634,373; Mr. Carucci — 5,344; Ms. Chugg — 11,729; Mr. de Bedout — 44,042; Ms. Fairbairn — 44,042; Mr. Fellows — 29,042; Mr. Hurst — 44,042; Ms. Lang — 0; Mr. McCollough — 44,042; Mr. Otis — 39,242; Mr. Sharp — 22,257; Mr. Viault — 44,042; and all directors and executive officers as a group — 1,506,729.

[3]

Ms. Fairbairn and Mr. Otis, together with PNC Bank, N.A., act as the Trustees which together are deemed to beneficially own 19.68% of the Common Stock outstanding. Each of Ms. Fairbairn, Mr. Otis and PNC Bank, N.A. have reported shared beneficial ownership of the 21, 654,103 shares beneficially owned by the Trustees (the “Trust Shares”). However, VF has been advised that, because neither the individual Trustees nor PNC Bank, N.A. separately controls the decision-making of the Trustees, the individuals serving as Trustees should not be deemed to separately beneficially own the Trust Shares and should not be deemed to share voting or dispositive power over the Trust Shares. The beneficial ownership reported above is intended to make clear the role of Ms. Fairbairn and Mr. Otis as Trustees, but should not be understood as confirming the status of the individual Trustees as individual beneficial owners of the Trust Shares. With regard to individuals named in the above table other than Ms. Fairbairn and Mr. Otis, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group, was 22.1% of the Common Stock outstanding.

[4]	Mr. Wiseman is also a director.

ITEM NO. 2

PROPOSAL TO APPROVE COMPENSATION OF

NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

At the Annual Meeting, VF shareholders will be asked for an advisory shareholder vote to approve the compensation of VF’s named executive officers, as such compensation is disclosed in this Proxy Statement pursuant to the disclosure rules of the Securities and Exchange Commission. Accordingly, VF is providing its shareholders with the opportunity to cast an advisory vote on the fiscal 2011 compensation of VF’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Shareholders are being asked to vote on the following resolution:

“Resolved, that the shareholders approve the compensation of VF’s executive officers named in the Summary Compensation Table, as disclosed in VF’s Proxy Statement dated March 21, 2012, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.”

Please refer to the section titled “Executive Compensation” of this proxy statement for a detailed discussion of VF’s executive compensation principles and practices and the fiscal 2011 compensation of our named executive officers.

VF’s Executive Compensation Program has consistently met its objectives in recent years, enabling VF to attract and retain capable executives, provide incentives for achieving and exceeding VF’s financial goals and aligning the financial objectives of VF’s executives with those of shareholders. As discussed above in the Compensation Discussion and Analysis, compensation in fiscal 2011 for each named executive officer was earned at above-target levels based on VF’s outstanding 2011 performance. That strong performance included the following:

•

Revenues increased 23% to $9,459.2 million in 2011 from $7,702.6 million in 2010, reflecting healthy organic growth across our coalitions as well as the September 2011 acquisition of The Timberland Company;

•	Diluted earnings per share reached a record $7.98 in 2011, rising from $5.18 in 2010;

•	Cash flow from operations exceeded $1 billion in 2011 for the second consecutive year;

•	The share price of VF Common Stock rose 47% during 2011; and

•	VF increased its dividend rate by 14% in 2011, marking the 39th consecutive year of increases in dividend payments to shareholders.

Although, as an advisory vote, this proposal is not binding upon VF or the Board, the Compensation Committee, which is composed solely of independent directors and is responsible for making decisions regarding the amount and form of compensation paid to VF’s executive officers, will carefully consider the shareholder vote on this matter, along with other expressions of shareholder views it receives on specific policies and desirable actions. If there are a significant number of unfavorable votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions affecting the Executive Compensation Program.

The VF Board of Directors recommends that you vote FOR the approval of compensation of named executive officers as disclosed in this proxy statement.

ITEM NO. 3

RATIFICATION OF THE SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm.    The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2012 fiscal year. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for the 2011 fiscal year. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

Professional Fees of PricewaterhouseCoopers LLP.    The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the 2010 and 2011 fiscal years.

Type of Fees	2011	2010	Description of Fees
Audit Fees	$6,560,000	$3,979,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers LLP for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of VF’s internal control over financial reporting. The 2011 increase in audit fees is related to the acquisition of The Timberland Company.
Audit Related Fees	93,000	84,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in 2010 and 2011 consisted primarily of social security audits, sales certificates and other assurance services.
Tax Fees	1,950,000	2,144,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in 2010 and in 2011 consisted primarily of tax advisory and tax compliance services, transfer pricing and VAT assistance.
All other Fees	-0-	-0-	PricewaterhouseCoopers LLP performed no services in 2010 and 2011 other than the services reported under “Audit Fees”, “Audit Related Fees” and “Tax Fees”.
Total	$8,603,000	$6,207,000

All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval at each February Audit Committee meeting. At each February Audit Committee meeting, criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting firm and the related fees.

Report of the Audit Committee.    The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended December 31, 2011 (the “2011 Financial Statements”). At meetings of the Audit Committee held in February 2012, the Audit Committee (i) reviewed and discussed with management the 2011 Financial Statements and audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, vol. 1 AU section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the 2011 Financial Statements; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2011 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

George Fellows, Chairman

Richard T. Carucci

Juliana L. Chugg

Juan Ernesto de Bedout

Clarence Otis, Jr.

ITEM NO. 4

SHAREHOLDER PROPOSAL

VF has been notified that a shareholder intends to present a proposal for consideration at the Meeting. The address of the proponent identified below and the number of shares of VF Common Stock held by it will be furnished by the Secretary of VF to any person, orally or in writing, as requested, promptly following receipt of any oral or written request.

Shareholder Proposal: Repeal of Classified Board

VF has been notified that the Nathan Cummings Foundation will have the following resolution presented at the Meeting:

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of V.F. Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Nathan Cummings Foundation. The Harvard Law School Shareholder Rights Project represented and advised the Nathan Cummings Foundation in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010- June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

V.F. CORPORATION

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

VF’s Board of Directors has given this proposal extensive consideration and has determined that it is not in the best interests of VF or its shareholders to elect the members of the Board on an annual basis.

The Board of Directors believes that its classified structure provides enhanced continuity and stability in the Board’s business strategies and policies. VF’s By-Laws provide that the Board of Directors is divided into three classes elected to three-year terms. Approximately one-third of the members of the Board of Directors are elected each year and the entire Board can be replaced in the course of three annual meetings of shareholders, all held within approximately two years. Under the current system, after each election, at least two-thirds of the Board of Directors will have had prior experience and familiarity with VF’s business, which is beneficial for long-term strategic planning. At the same time, VF’s shareholders have an opportunity each year to vote on approximately one-third of the members of the Board of Directors and to shape the decision-making of the Board accordingly.

A classified Board of Directors also serves as an important tool for resisting an unsolicited takeover of VF on terms that are not advantageous to VF’s shareholders. The staggered system permits a more orderly process for directors to consider any alternatives to maximize shareholder value by encouraging those who may seek to acquire control of VF to initiate such actions through the Board. Absent a classified Board of Directors, a potential acquirer could gain control of VF by replacing a majority of the Board of Directors with its own slate of nominees at a single annual meeting by a simple plurality of votes cast, and without paying any premium to VF’s shareholders.

The Board of Directors strongly believes that its current classified structure does not come at the cost of directors’ accountability to VF’s shareholders. Shareholders have an annual opportunity to express their approval, or disapproval, of the performance of the Board of Directors as each class stands for reelection. Furthermore, the fiduciary duties of directors to VF and its shareholders do not depend in any way upon the length of their term in office.

Electing directors to three-year terms also enhances the independence of non-management directors by providing them with a longer term of office. The longer term provides a certain amount of autonomy from special interest groups who may have an agenda contrary to VF’s long-term goals and objectives and those of a majority of shareholders. As a result, independent directors are able to make decisions that are in the best interests of VF and all of its shareholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not automatically result in the annual election of all directors. Elimination of the classified structure of the Board of Directors would require the amendment of VF’s By-Laws, which requires either: (i) the affirmative vote of at least 80% of the outstanding shares of common stock on a shareholder proposal to amend the By-Laws; (ii) the affirmative vote of a majority of the votes cast on a board proposal to amend the By-Laws; or (iii) the vote of a majority VF’s Board of Directors to unilaterally amend the By-Laws without submitting the issue for shareholder vote.

In evaluating this proposal to declassify our Board, shareholders are encouraged to look at the history and performance of VF, our record of creating shareholder value, the nature of our business and future growth opportunities, and our leadership structure. We believe that maintaining a classified board structure balances the need for shareholders to express their opinion on the Board’s performance, with the need for our Directors to focus on VF’s long term success and maximize value for shareholders.

The VF Board of Directors recommends a vote AGAINST the proposal in Item No. 4 regarding repeal of the classified board.

OTHER INFORMATION

Other Matters

The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of February 7, 2012, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of the Forms filed with the Securities and Exchange Commission and representations received from directors and officers, VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

Expenses of Solicitation

VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with this proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $13,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

Shareholder Proposals and Nominations for the 2013 Annual Meeting of Shareholders

Shareholders may nominate director candidates and make proposals to be considered at the 2013 Annual Meeting of Shareholders. In accordance with VF’s By-Laws, any shareholder nominations of candidates for election as directors at the 2013 Annual Meeting or any other proposal for consideration at the 2013 Annual Meeting must be received by VF, together with certain information specified in VF’s By-Laws, no later than November 21, 2012. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to VF at VF’s mailing address, P.O. Box 21488, Greensboro, North Carolina 27420, not later than November 21, 2012, and the shareholder must otherwise comply with applicable SEC requirements and our By-Laws.

The form of proxy issued with VF’s 2013 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at VF’s 2013 Annual Meeting of Shareholders and which is not included in VF’s proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to VF’s Secretary notice of such proposal at the address set forth in the preceding paragraph not later than November 21, 2012, and certain other conditions provided for in the SEC’s rules have been satisfied.

By Order of the Board of Directors

Candace S. Cummings

Vice President — Administration,

General Counsel and Secretary

Dated: March 21, 2012

APPENDIX A

V.F. CORPORATION

INDEPENDENCE STANDARDS OF THE BOARD OF DIRECTORS

To be considered independent under the Listing Standards of the NYSE, the Board must determine that a director does not have any direct or indirect (as a partner, shareholder or officer of an organization that has a relationship with VF) material relationship with VF by broadly considering all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination of each director’s independence will be disclosed annually in VF’s proxy statement. The Board has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	No director who is an employee, or whose immediate family member is an executive officer, of VF can be considered independent until three years after termination of such employment relationship.

•

No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company can be considered independent until three years after the end of the affiliation or employment or auditing relationship.

•

No director can be considered independent if he or she is employed, or if his or her immediate family member is employed, as an executive officer of another company where any of VF’s present executives serve on the other company’s compensation committee until three years after the end of such service or employment relationship.

•

No director can be considered independent if he or she receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from VF, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she or his or her immediate family member ceases to receive more than $100,000 per year in such compensation.

•

No director can be considered independent if he or she is an executive officer or employee of another company not including a charitable organization (or an immediate family member of the director is an executive officer of such company) that makes payments to, or receives payments from, VF for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

•

VF will disclose, in its annual proxy statement, any charitable contributions made by VF to a charitable organization if the charitable organization is one in which a VF director serves as an executive officer and, within the preceding three years, charitable contributions made by VF in any single fiscal year exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. This disclosure does not

A-1

automatically result in a determination against that director’s independence; however, the Board will consider the materiality of this relationship in its overall affirmative determination of that director’s independence status.

•	The Board, as part of its self-evaluation will review all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the Company and its directors.

•

For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the Board. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

In addition, members of the Audit Committee of the Board are subject to heightened standards of independence under the NYSE rules and the SEC rules and regulations.

A-2

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 23, 2012.
Vote by Internet
• Go to www.envisionreports.com/vfc
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR each of the nominees in the Item No. 1 and FOR Items No. 2 and 3, and AGAINST the shareholder proposal in Item No. 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Robert J. Hurst	☐	☐	02 - Laura W. Lang	☐	☐	03 - W. Alan McCollough	☐	☐
04 - Raymond G. Viault	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval vote to approve named executive officer compensation.	☐	☐	☐	4. Shareholder proposal to repeal classified board.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐

Shares subject to this proxy/voting instruction card will be voted in the manner indicated above, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR the approval of named executive officer compensation, FOR ratification of the selection of the independent registered public accounting firm, and AGAINST the shareholder proposal. For  participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plans trustees or administrator, as explained on the reverse side of this card.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X V F C 1	+

Voting Instructions for the VF Corporation Retirement Savings Plan

for Salaried Employees (the “Salaried 401(k)”):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 6, 2012 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2012, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

Voting Instructions for the VF Corporation Retirement Savings Plan

for Hourly Employees (the “Hourly 401(k)”):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 6, 2012 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2012, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).

Voting Request for the VF Executive Deferred Savings Plan and the VF Executive Deferred Savings Plan II (collectively, the “EDSP”):

This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vole any shares of Common Stock held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 6, 2012, at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2012, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — VF Corporation

PROXY SOLICITATION/VOTING INSTRUCTION CARD

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting on April 24, 2012

The shareholder hereby appoints E.C. Wiseman and C.S. Cummings, and each of them acting individually, proxies of the shareholder, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the shareholder on March 6, 2012, at the Annual Meeting of Shareholders of VF Corporation to be held on April 24, 2012, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The shareholder hereby revokes any prior proxies.

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.